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                                                                   Exhibit 10.1

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                           SHARE EXCHANGE AGREEMENT

                          DATED AS OF JULY 27, 1998

                                    AMONG

                  VSI ACQUISITION II CORPORATION, as Buyer,

                          THE STOCKHOLDERS OF BUYER,

                                     AND

                         THE SELLERS SPECIFIED HEREIN





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
                           TABLE OF CONTENTS
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
1.       DEFINITIONS..............................................................................................1

2.       SALE, EXCHANGE AND TRANSFER OF SHARES; CLOSING..........................................................12
         2.1      Sale of Shares.................................................................................12
         2.2      Consideration..................................................................................12
         2.3      Repurchase of Shares...........................................................................13
         2.4      Closing........................................................................................14
         2.5      Closing Obligations............................................................................14

3.       CONDITIONS TO OBLIGATIONS OF BUYER AND THE
         VSI STOCKHOLDERS........................................................................................15
         3.1      Accuracy of Representations....................................................................15
         3.2      Sellers' Performance...........................................................................16
         3.3      Governmental Approvals.........................................................................16
         3.4      Material Adverse Effect........................................................................16
         3.5      No Proceedings.................................................................................17
         3.6      No Prohibition.................................................................................17
         3.7      Stockholders' Agreement........................................................................17
         3.8      Additional Documents...........................................................................17
         3.9      Consent of GE Capital..........................................................................18
         3.10     Bank Consent...................................................................................18
         3.11     GE Capital.....................................................................................18
         3.12     Non-Foreign Tax Status.........................................................................18
         3.13     Proceedings Satisfactory.......................................................................18

4.       CONDITIONS TO OBLIGATIONS OF SELLERS....................................................................18
         4.1      Accuracy of Representations....................................................................18
         4.2      Buyer's and the VSI Stockholders' Performance..................................................19
         4.3      Governmental Approvals.........................................................................19
         4.4      Material Adverse Effect........................................................................19
         4.5      No Proceedings.................................................................................20
         4.6      No Prohibition.................................................................................20
         4.7      Stockholders' Agreement........................................................................20
         4.8      Additional Documents...........................................................................21
         4.9      Lien in Favor of GE Capital....................................................................21
         4.10     Bank Consent...................................................................................21
         4.11     Proceedings Satisfactory.......................................................................21

5.       REPRESENTATIONS AND WARRANTIES OF BUYER AND THE VSI
         STOCKHOLDERS............................................................................................21
         5.1      Organization and Good Standing.................................................................21
         5.2      Capital Structure..............................................................................22

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
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         5.3      Authority Relative to Contemplated Transactions................................................23
         5.4      Absence of Conflict............................................................................23
         5.5      Governmental Approvals and Consents............................................................23
         5.6      Financial Statements...........................................................................23
         5.7      Books and Records..............................................................................24
         5.8      Inventory......................................................................................24
         5.9      Accounts Receivable............................................................................24
         5.10     Title to Property; Encumbrances................................................................24
         5.11     Marks, Software and Similar Rights.............................................................25
         5.12     Litigation.....................................................................................25
         5.13     Absence of Undisclosed Liabilities.............................................................26
         5.14     Tax Matters....................................................................................26
         5.15     Absence of Certain Changes or Events...........................................................26
         5.16     Employee and Labor Matters.....................................................................28
         5.17     Employee Benefit Matters.......................................................................28
         5.18     Insurance......................................................................................29
         5.19     Environmental Matters..........................................................................29
         5.20     Material Agreements............................................................................31
         5.21     Compliance with Law............................................................................32
         5.22     No Brokers or Finders..........................................................................33
         5.23     Investment Intent..............................................................................34
         5.24     Absence of Certain Business Practices..........................................................34
         5.25     Disclosure.....................................................................................34
         5.26     Affiliate Transactions.........................................................................35
         5.27     Securities and Other Matters...................................................................35

6.       REPRESENTATIONS AND WARRANTIES OF SELLERS...............................................................35
         6.1      Organization and Good Standing.................................................................35
         6.2      Capital Structure..............................................................................36
         6.3      Authority Relative to Contemplated Transactions................................................37
         6.4      Absence of Conflict............................................................................37
         6.5      Governmental Approvals and Consents............................................................37
         6.6      Financial Statements...........................................................................37
         6.7      Books and Records..............................................................................38
         6.8      Inventory......................................................................................38
         6.9      Accounts Receivable............................................................................38
         6.10     Title to Property; Encumbrances................................................................38
         6.11     Marks, Software................................................................................39
         6.12     Litigation.....................................................................................39
         6.13     Absence of Undisclosed Liabilities.............................................................40
         6.14     Tax Matters....................................................................................40
         6.15     Absence of Certain Changes or Events...........................................................40
         6.16     Employee and Labor Matters.....................................................................42

                                      ii

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
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
         6.17     Employee Benefit Matters.......................................................................43
         6.18     Insurance......................................................................................43
         6.19     Environmental Matters..........................................................................44
         6.20     Material Agreements............................................................................46
         6.21     Compliance with Law............................................................................47
         6.22     No Brokers or Finders..........................................................................48
         6.23     Investment Intent..............................................................................48
         6.24     Absence of Certain Business Practices..........................................................48
         6.25     Disclosure.....................................................................................49
         6.26     Affiliate Transactions.........................................................................49
         6.27     Securities and Other Matters...................................................................49

7.       FURTHER AGREEMENTS OF THE PARTIES.......................................................................50
         7.1      Operation of the Businesses of the Buyer Companies and
                  Service America Companies......................................................................50
         7.2      Negative Covenant..............................................................................50
         7.3      Notification...................................................................................50
         7.4      No Negotiation.................................................................................51
         7.5      Access Prior to the Closing....................................................................51
         7.6      Director and Officer Liability and Indemnification.............................................51
         7.7      Third Party Consents; Further Assurances.......................................................52
         7.8      Offering Memorandum............................................................................52
         7.9      Consent of GE Capital..........................................................................52
         7.10     Execution of Document..........................................................................53
         7.11     Buyer Obligation to Obtain Appraisal...........................................................53
         7.12     Service America Preferred Stock Matters........................................................53
         7.13     Other Preferred Stock Matters..................................................................53
         7.14     GE Capital Lien.  .............................................................................54

8.       TERMINATION.............................................................................................54
         8.1      Termination Events.............................................................................54
         8.2      Effect of Termination..........................................................................54

9.       INDEMNIFICATION AND RELATED MATTERS.....................................................................55
         9.1      Indemnity......................................................................................55
         9.2      Indemnification Procedure......................................................................55
         9.3      Limits on Indemnification......................................................................56
         9.4      Calculation of Damages.........................................................................58

10.      MINORITY STOCKHOLDERS...................................................................................58

                                     iii

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11.      GENERAL PROVISIONS......................................................................................58
         11.1     Expenses.......................................................................................58
         11.2     Public Disclosure or Communications............................................................59
         11.3     Confidentiality................................................................................59
         11.4     Notices........................................................................................59
         11.5     Further Assurances.............................................................................61
         11.6     Arbitration; Exclusive Remedy..................................................................61
         11.7     Amendment and Waiver...........................................................................61
         11.8     Entire Agreement...............................................................................62
         11.9     Schedules......................................................................................62
         11.10    Governing Law..................................................................................62
         11.11    Assignments, Successors, and No Third-Party Rights.............................................62
         11.12    Paoletti.......................................................................................63
         11.13    Severability...................................................................................63
         11.14    Section Headings, Construction.................................................................63
         11.15    Counterparts...................................................................................63


Exhibits

2.5(b)(ii)        Promissory Note
3.7               Stockholders' Agreement
3.8(a)(i)         Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP
3.9               Waiver and Amendment Agreement
3.11              Assignment and Assumption Amendment
4.8(a)(i)         Opinion of Simpson, Thacher & Bartlett
7.7(b)            Joint Request

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Schedules


Schedule 2.2      Methodology to Determine Consideration
Schedule 2.3(a)   Methodology to Determine Repurchase of Shares
Schedule 3.4(a) Aggregate value for Service America Customer Contracts terminated or to which no consents obtained
Schedule 4.4 Aggregate value for Buyer Company Customers Contracts terminated
Schedule 5.1(a) List of Subsidiaries of Buyer and the capitalization thereof; Encumbrances on Subsidiary shares
Schedule 5.1(b) Jurisdiction in which Buyer and each of its Subsidiaries are incorporated and qualified to do business
Schedule 5.2(a)   Ownership of Buyer Common Stock
Schedule 5.2(c) Outstanding subscriptions, options, rights, warrants, convertible securities or other agreements pertaining to capital stock of Buyer or any of its Subsidiaries
Schedule 5.4 Exceptions to absence of conflict representation pertaining to any material contract identified on Section 5.20
Schedule 5.5 Governmental approvals and consents required by VSI Stockholders or any Buyer Companies
Schedule 5.6 Buyer Financial Statement items not in conformance with GAAP
Schedule 5.9 List of exceptions to Buyer Companies accounts receivable representation
Schedule 5.10(a) List of Buyer real property leases; exceptions to representation
Schedule 5.10(b)  List of Buyer Assets
Schedule 5.10(c) Unsuitable and inappropriate uses of tangible personal property of any Buyer Company
Schedule 5.11     List of Buyer Company Software and Marks
Schedule 5.12     List of Proceedings against any Buyer Company
Schedule 5.13     List of undisclosed liabilities of Buyer Companies
Schedule 5.14     Exceptions to tax matter representation

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Schedule 5.15     Non-Ordinary Course Activities of each Buyer Company
Schedule 5.16 List of collective bargaining agreements and strikes and similar activities affecting Buyer Companies and other employee and labor related matters
Schedule 5.18 List of insurance policies of Buyer Companies; other insurance arrangements and obligations of Buyer Companies
Schedule 5.19 Exceptions to environmental matters representation pertaining to Buyer
Schedule 5.20(a)  List of material agreements of Buyer Companies
Schedule 5.20(b)  Exceptions to contract representation of Buyer Companies
Schedule 5.21(c)  List of Governmental Authorizations of Buyer Companies
Schedule 5.22     Brokers or finders retained by VSI Stockholders or Buyer
                  Companies
Schedule 5.26     Affiliate transactions
Schedule 6.1(a) List of Subsidiaries of Service America and the capitalization thereof; Encumbrances on Subsidiary shares
Schedule 6.1(b) Jurisdiction in which Service America and each of its Subsidiaries are incorporated and qualified to do Business
Schedule 6.2(a)   Ownership of Service America Capital
Schedule 6.2(c) Outstanding subscriptions, options, rights, warrants, convertible securities or other agreements pertaining to capital stock of Service America or any of its Subsidiaries
Schedule 6.4 Exceptions to absence of conflict representation pertaining to any material contract identified on Schedule 6.20
Schedule 6.5 Governmental approvals and Consents required by Sellers or any Service America Seller
Schedule 6.6 Service America Financial Statements items not in conformance with GAAP
Schedule 6.7      Exceptions to books and records representation
Schedule 6.9 List of exceptions to Service America Companies accounts receivable representations
Schedule 6.10(a) List of Service America real property leases; exceptions to representations

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Schedule 6.10(b)  List of Service America Assets
Schedule 6.10(c) Unsuitable or inappropriate uses of tangible personal property of any Service America Company
Schedule 6.11     List of Service America Company Software and Marks
Schedule 6.12     List of Proceedings against any Service America Company
Schedule 6.13     List of undisclosed liabilities of Service America Companies
Schedule 6.15     Non-Ordinary Course Activities of each Service America
                  Company
Schedule 6.16 List of collective bargaining agreements and strikes and similar activities affecting Service America and its Subsidiaries and other employee and labor related matters
Schedule 6.18(a)  List of insurance policies of Service America Companies
Schedule 6.18(b) Other insurance arrangements and obligations of Service America Companies
Schedule 6.19 Exceptions to environmental matters representation pertaining to Service America Companies
Schedule 6.20(a)  List of material agreements of Service America Companies
Schedule 6.20(b) Exceptions to contract representation pertaining to Service America Companies
Schedule 6.21(c)  List of Governmental Authorizations of Service America
                  Companies
Schedule 6.22 Brokers or Finders retained by Service America Sellers or Service America Companies
Schedule 6.26     Affiliate transactions

                           SHARE EXCHANGE AGREEMENT

         This Share Exchange Agreement (this "Agreement") is made as of July 27, 1998 by (i) VSI Acquisition II Corporation, a Delaware corporation ("Buyer"),
(ii) BCP Volume L.P., a Delaware limited partnership ("BCP Volume"), BCP Offshore Volume L.P., a Cayman Island exempt limited partnership ("BCP Offshore"), and VSI Management Direct L.P., a Delaware limited partnership ("VSI Management Direct" and, collectively with BCP Volume and BCP Offshore, the "VSI Stockholders"), and (iii) General Electric Capital Corporation, a New York corporation ("GE Capital"), the Dee Family Limited Partnership, a Virginia limited partnership (the "Dee Partnership"), John T. Dee ("Dee"), Michael J. Higgins ("Higgins") and Robert Paoletti ("Paoletti" and, collectively with GE Capital, the Dee Partnership, Dee and Higgins, "Sellers").

                                  Recitals:

         A. Sellers own substantially all of the issued and outstanding Service America Common Stock (as hereinafter defined) and the Service America Preferred Stock (as hereinafter defined) (collectively, the "Service America Shares") and a warrant to purchase Service America Common Stock (the "Service America Warrant" and, together with the Service America Shares, the "Service America Capital") of Service America Corporation, a Delaware corporation ("Service America"), each Seller owning the number and class of Service America Capital set forth opposite such Seller's name on Schedule 6.2(a); and

         B. Sellers desire to sell, and Buyer desires to buy, all of the Service America Capital for the consideration and on the terms set forth in this Agreement.

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS.

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1 (terms defined in the singular to have the correlative meaning in the plural and vice versa):

         "AAA" -- as defined in Section 11.6.

         "Affiliate" -- with respect to any Person, any entity that, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" -- as defined in the preamble to this Agreement.

         "Assignment and Assumption Amendment" -- as defined in Section 3.11.

         "Basket Amount" -- as defined in Section 9.3(c).

         "BCP Offshore"  -- as defined in the preamble to this Agreement.

         "BCP Volume"  -- as defined in the preamble to this Agreement.

         "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

         "Best Knowledge of Buyer and the VSI Stockholders" -- the actual knowledge of Lawrence Hatch, Ronald Skadow, Kenneth Frick and/or any general partner of Blackstone.

         "Best Knowledge of Sellers" -- the actual knowledge of any executive officer of GE Capital involved in the business of, or decisions affecting, Service America, Dee, Higgins and/or Paoletti.

         "Blackstone" -- BCP Offshore and BCP Volume.

         "Business Day" -- any day that is not a Saturday or Sunday or a day on which banks located in New York are authorized or required to be closed.

         "Buyer" -- as defined in the preamble to this Agreement.

         "Buyer and the VSI Stockholders Disclosure Schedule" -- as defined in
Section 5.

         "Buyer Assets" -- as defined in Section 5.10(b).

         "Buyer Audited Financial Statements" -- as defined in Section 5.6.

         "Buyer Common Stock" -- the common stock, par value $.01 per share, of Buyer.

         "Buyer Companies" -- Buyer or any of its Subsidiaries.

         "Buyer Financial Statements" -- as defined in Section 5.6.

         "Buyer 401(K) Plan" -- as defined in Section 5.17.

         "Buyer Interim Financial Statements" -- as defined in Section 5.6.

         "Buyer Personal Property Leases" -- as defined in Section 5.20(a).

         "Buyer Real Property Leases" -- as defined in Section 5.10(a).

         "Capital Expenditure Amount" -- with respect to Service America Companies or Buyer Companies, the amount of capital expenditures recorded as such in accordance with GAAP on its financial statements during the six month period ending June 27, 1998 (for the Service America Companies) or June 30, 1998 (for the Buyer Companies).

         "Claim Statement" -- as defined in Section 9.2(a).

         "Closing" -- as defined in Section 2.4.

         "Closing Date" -- the date and time as of which the Closing actually takes place.

         "Confidentiality Agreements" -- (i) the two letter agreements between Service America and Volume Services, Inc. dated May 21, 1998 and (ii) the letter agreement between Service America and BCP Volume dated February 18, 1998.

         "Consent" -- any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

         "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

         (a) the sale of the Service America Capital by Sellers to Buyer and the delivery by Buyer to Sellers of the consideration contemplated in Section 2; and

         (b) the performance by Buyer, the VSI Stockholders and Sellers of their respective covenants and obligations under this Agreement.

         "Contract" -- any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Customer" -- the customer party to each Customer Contract.

         "Customer Contract" -- each Contract pursuant to which an entity provides food, beverage and other services to any Person.

         "Dee" -- as defined in the preamble to this Agreement.

         "Dee Partnership" -- as defined in the preamble to this Agreement.

         "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         "Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial" and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

         "Environmental Law" -- any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e)  protecting resources, species or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

         (g) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Excess Financing Proceeds" -- the balance of the proceeds derived from the Financing after the payment of the amounts identified in Section 6.1(a)(i) through and including (v) of the Stockholders' Agreement.

         "Facilities" -- any real property, leaseholds orother interests currently or formerly owned or operated by any Person and any buildings, plants or structures currently or formerly owned or operated by any Person.

         "Fifth Tranche" -- the next amount of Excess Financing Proceeds after full utilization of the Fourth Tranche.

         "Final Adjustment" -- with respect to Service America Companies or Buyer Companies, the sum of its (a) Capital Expenditure Amount (which will be expressed as a positive number), (b) Indebtedness Amount (which will be expressed as a negative number) and (c) Working Capital Difference (which will be expressed as either a positive or a negative number), in each case based on the procedures for finally determining such amount in accordance with Section 2.2(b).

         "Financial Representative" -- Dominick & Dominick Incorporated.

         "Financing" -- a financing consummated by Buyer on or prior to the first anniversary of the Closing Date, the proceeds of which shall be used to pay or redeem certain expenses, indebtedness and capital stock of Buyer in the manner described herein and in the Stockholders' Agreement.

         "First Tranche" -- the first $1,250,000 of Excess Financing Proceeds.

         "Fourth Tranche" -- the next amount of Excess Financing Proceeds after full utilization of the Third Tranche which, upon being applied to repurchase shares of Buyer Common Stock held by the VSI Stockholders in accordance with
Section 2.3, would result in their holding 60% of the issued and outstanding shares of Buyer Common Stock, without taking into account issuances of Buyer Common Stock after the Closing Date (other than pursuant to Section 2.2).

         "GAAP" -- generally accepted United States accounting principles.

         "GE Capital" -- as defined in the preamble to this Agreement.

         "GE Capital Objection" -- as defined in Section 2.2(b).

         "GE Capital Loan Agreement" -- as defined in Section 3.9.

         "Governmental Authorization" -- any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by, or under the authority of, any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" -- any:

         (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

         (b)  federal, state, local, municipal, foreign or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

         (d)  multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities of a Person or such Person or its Subsidiaries.

         "Hazardous Materials" -- any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "Higgins" -- as defined in the preamble to this Agreement.

         "HSR Act" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law.

         "Indebtedness Amount" -- with respect to Service America Companies or Buyer Companies, the amount of indebtedness reflected as such in accordance with GAAP on its balance sheet as of June 27, 1998 (for the Service America Companies) or June 30, 1998 (for the Buyer Companies).

         "Indemnified Party" -- as defined in Section 9.2(a).

         "Indemnifying Party" -- as defined in Section 9.2(a).

         "Individual Service America Stockholders" -- Dee, Higgins and Paoletti.

         "IRC" -- the Internal Revenue Code of 1986, as amended, or any successor law and regulations issued by the IRS pursuant to the Code or any successor law.

         "IRS" -- the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

         "Joint Request" -- as defined in Section 7.7(b).

         "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

         "LLC" -- as defined in Section 11.11.

         "Losses" -- any loss, cost, expense, liability, claim or damage, including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incidental to any claim, suit or Proceeding.

         "Marks" -- all patents, trademarks, servicemarks, trade names and copyrights of a Person.

         "Material Adverse Effect" -- any effect that is materially adverse to the business, operations, prospects, results of operations or financial condition of a Person.

         "Minority Stockholders" -- as defined in Section 10.

         "Neutral Accounting Firm" -- as defined in Section 2.2(b).

         "1998 Buyer Balance Sheet" -- as defined in Section 5.6.

         "1998 Service America Balance Sheet" -- as defined in Section 6.6.

         "Normalized Working Capital Amount" -- the amount as reflected as such for each of Buyer and Service America on Schedule 2.2.

         "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Offering Memorandum" -- an offering memorandum to be delivered to the Minority Stockholders in connection with the exchange of their Service America Common Stock for Buyer Common Stock.

         "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" -- an action taken by a Personwill be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

         (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (e) any amendment to any of the foregoing.

         "Panel"-- as defined in Section 11.6.

         "Paoletti" -- as defined in the preamble to this Agreement.

         "Permitted Encumbrances" -- (a) those liens disclosed on a Person's latest fiscal year end balance sheet or the notes thereto, (b) any liens existing on the date of this Agreement under any loan for borrowed money or guarantee or security in respect thereof identified in Schedule 5.20 (with respect to the Buyer Companies) or Schedule 6.20 (with respect to the Service America Companies), (c) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings, (d) mechanics', carriers', workers', repairmen's and other similar liens arising or incurred in the Ordinary Course of Business with respect to charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings, (e) such other Encumbrances, if any, that are provided for under the Customer Contracts or which do not materially detract from the value of, or interfere with the present use of, or with any use presently anticipated by a Person of, the property subject thereto or affected thereby, (f) Encumbrances created by the other party to this Agreement and (g) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property or subject thereto or impairs the operation of the owner of the property and
(ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

         "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

         "Proceeding" -- any legal motion, action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Promissory Note" -- as defined in Section 2.5(b)(ii).

         "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

         "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

         "SAC Holders" -- as defined in Section 2.3.

         "Second Tranche" -- the next $24 million of Excess Financing Proceeds after full utilization of the First Tranche.

         "Securities Act" -- the Securities Act of 1933, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law.

         "Sellers" -- as defined in the preamble to this Agreement.

         "Sellers Disclosure Schedule" -- as defined in Section 6.

         "Senior Subordinated Promissory Note" -- as defined in Section 2.3.

         "Service America" -- as defined in the Recitals of this Agreement.

         "Service America Assets" -- as defined in Section 6.10(b).

         "Service America Audited Financial Statements"  -- as defined in
Section 6.6.

         "Service America Capital" -- as defined in the Recitals of this Agreement.

         "Service America Common Stock" -- the common stock, par value $.01 per share, of Service America.

         "Service America Companies" -- Service America or any of its Subsidiaries.

         "Service America Financial Statements" -- as defined in Section 6.6.

         "Service America 401(k) Plan" -- as defined in Section 6.17.

         "Service America Indemnified Parties" -- as defined in Section 9.1(b).

         "Service America Preferred Stock" -- the 10% Class A Senior Preferred Stock - Series A and the 10% Class A Senior Preferred Stock - Series B of Service America.

         "Service America Personal Property Leases" -- as defined in Section 6.20(a).

         "Service America Real Property Leases" -- as defined in Section
6.10(a).

         "Service America Shares" -- as defined in the Recitals of this Agreement.

         "Service America Warrant" -- as defined in the Recitals of this Agreement.

         "Software" -- all computer programs and software owned or licensed by a Person and used by such Person in connection with its business.

         "Statement" -- as defined in Section 2.2(b).

         "Stockholders' Agreement" -- as defined in Section 3.7.

         "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

         "Tax" -- any tax (whether federal, state, local or foreign,including, but not limited to, any income tax, capital gains tax, value-added tax, sales tax, property tax, transfer tax, employment tax, excise tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

         "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

         "Third Tranche" means the next $18.75 million of Excess Financing Proceeds after full utilization of the Second Tranche.

         "Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "Threatened" -- a claim, Proceeding, dispute or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

         "VSI Indemnified Parties" -- as defined in Section 9.1(a).

         "VSI Parties" -- as defined in Section 8.1(a).

         "VSI Stockholders" -- as defined in the preamble to this Agreement.

         "Working Capital Difference" -- with respect to Service America Companies or Buyer Companies, (a) the amount of working capital calculated on a basis consistent with the manner in which working capital was calculated for purposes of Schedule 2.2 reflected as such in accordance with GAAP on its balance sheet as of June 27, 1998 (for the Service America Companies) or June 30, 1998 (for the Buyer Companies), minus (b) its Normalized Working Capital Amount. If (a) is greater than (b), the Working Capital Difference will be expressed as a positive number; if not, it will be expressed as a negative number.

2.       SALE, EXCHANGE AND TRANSFER OF SHARES; CLOSING.

         2.1 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing each Seller shall sell and transfer to Buyer, and Buyer shall purchase from each Seller the Service America Capital set forth opposite each Seller's name on Schedule 6.2(a).

         2.2 Consideration. (a) In consideration of the sale and transfer to Buyer by Sellers of the Service America Capital to be sold by each Seller, at the Closing, Buyer shall: (i) pay to Sellers that are holders of the Service America Common Stock by certified check or wire transfer the sum of One Thousand Dollars ($1,000, pro rata according to such common stock held by such Sellers);
(ii) issue to GE Capital the Promissory Note; and (iii) issue to such Sellers shares of Buyer Common Stock, on the basis described on Schedule 2.2.

         (b) As soon as practicable, but in no event later than 60 days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to GE Capital a statement of the Final Adjustments with respect to both Service America and Buyer (the "Statement") together with the workpapers used in the preparation thereof. The Statement shall be prepared in accordance with GAAP applied on a basis consistent with the audited financial statements referred to in Section 5.6 or 6.6, as applicable. GE Capital shall within 30 days after the delivery by Buyer of the Statement complete its review of the Statement. In such period, GE Capital shall have access to all documentation and principal personnel involved in preparation of such statements. In the event that GE Capital objects to the Statement, GE Capital shall inform Buyer in writing (the "GE Capital Objection"), setting forth a description in reasonable detail of the basis of its objection and the adjustments to the Statement that it believes should be made, on or before the last day of such 30 day period. Buyer shall have 20 days to review and notify GE Capital in writing of any response to the GE Capital Objection. During such 20 day review period and the subsequent 10 day period the parties shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the GE Capital Objection. If the Buyer and GE Capital are unable to resolve all of their disagreements with respect to the GE Capital Objection within the 10 day period following completion of Buyer's review of the GE Capital Objection, they shall refer their remaining differences to the dispute resolution department of Arthur Andersen LLP's New York City office or other nationally recognized firm of independent public accountants as to which GE Capital and Buyer mutually agree (the "Neutral Accounting Firm"), who shall determine only with respect to the remaining differences so submitted, whether and to what extent, if any, the Statement requires adjustment. The parties shall instruct the Neutral Accounting Firm to deliver its written determination to Buyer and GE Capital no later than the 20th day after the remaining differences underlying the GE Capital Objection are referred to the Neutral Accounting Firm. The Neutral Accounting Firm's determination shall be conclusive and binding upon the parties hereto, and shall be based solely on presentations by Buyer and GE Capital and not by independent review. The Neutral Accounting Firm shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by either party. The fees and expenses of the Neutral Accounting Firm shall be borne by Buyer. The "Final Adjustment" shall be (i) as set forth on the Statement in the event that (x) no GE Capital Objection is delivered to the Buyer during the 30 day period specified above, or (y) as GE Capital and the Buyer so agree, (ii) as set forth on the Statement, adjusted in accordance with the GE Capital Objection in the event that the Buyer does not respond to the GE Capital Objection within the 20 day period following receipt by the Buyer of the GE Capital Objection or agrees with the GE Capital Objection or (iii) as set forth on the Statement, as adjusted by either (x) the Agreement of the Buyer and GE Capital or (y) the Neutral Accounting Firm.

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

         (c) Promptly after the determination pursuant to Section 2.2(a) of the Final Adjustments for both Service America and Buyer, Buyer shall either issue and deliver to Sellers additional shares of Buyer Common Stock, or Sellers shall return to Buyer a portion of the shares of Buyer Common Stock previously delivered to Sellers pursuant to clause Section 2.2(a) above, such that, in either case, the number of shares of Buyer Common Stock held by Sellers is the number called for by Schedule 2.2 (with the calculations therein made with the Final Adjustment numbers determined under Section 2.2(b)).

         2.3 Repurchase of Shares. As promptly as practicable after the consummation of the Financing and after the application of the net proceeds thereof pursuant to Section 6.1(a)(i) through and including (v) of the Stockholders' Agreement, Buyer, subject to the terms and conditions of this Agreement, shall repurchase shares of Buyer Common Stock held by the VSI Stockholders and Sellers (and other former Service America capital stock holders who receive Buyer Common Stock) (collectively, "SAC Holders") and repay the Promissory Note on the following basis:

              (a) with the First Tranche of Excess Financing Proceeds, Buyer shall utilize, on a pro rata basis, 60% of such proceeds to repurchase from the VSI Stockholders, pro rata based on their relative holdings, the number of shares of Buyer Common Stock calculated pursuant to
         Schedule 2.3, and 40% of such proceeds to repay the Promissory Note;

              (b) with the Second Tranche of Excess Financing Proceeds, Buyer shall repurchase from the VSI Stockholders, pro rata based on their relative holdings, shares of Buyer Common Stock at a purchase price per share calculated pursuant to Schedule 2.3;

              (c) with the Third Tranche of Excess Financing Proceeds, Buyer shall utilize, on a pro rata basis, 60% of such proceeds to repurchase from the VSI Stockholders, pro rata based on their relative holdings, and 40% of such proceeds to repurchase from the SAC Holders, pro rata based on their relative holdings, shares of Buyer Common Stock at a purchase price per share calculated pursuant to Schedule 2.3;

              (d) with the Fourth Tranche of Excess Financing Proceeds, Buyer shall repurchase from the VSI Stockholders, pro rata based on their relative holdings, shares of Buyer Common Stock at a purchase price per share calculated pursuant to Schedule 2.3;

              (e) with the Fifth Tranche of Excess Financing Proceeds, Buyer shall utilize, on a pro rata basis, 60% of such proceeds to repurchase from the VSI Stockholders, pro rata based on their relative holdings, and 40% of such proceeds to repurchase from the SAC Holders, pro rata based on their relative holdings, shares of Buyer Common Stock at a purchase price per share calculated pursuant to Schedule 2.3; and

              (f) in the event the Financing does not occur or the amount applied from the First Tranche is less than $1,250,000, Buyer shall repurchase from the VSI Stockholders, pro rata based on their relative holdings, the number of shares of Buyer Common Stock calculated pursuant to Schedule 2.3, in an aggregate amount equal to the difference between $750,000 and the amount received by the VSI Stockholders in applying proceeds of the First Tranche, provided that the repurchase price shall be paid not in cash but in the form of a senior subordinated promissory note (the "Senior Subordinated Promissory Note") dated the date of such repurchase with the equivalent terms of the Promissory Note issued to GE Capital by the Company.

         Notwithstanding the foregoing but subject to Section 7.11, the obligations of Buyer to make the repurchases of shares of Buyer Common Stock called for by this Section 2.3 shall be subject to the satisfaction of the following condition: The Board of Directors of Buyer shall not have determined reasonably and in good faith, in accordance with applicable provisions of corporation law, that the capital of Buyer is impaired by such repurchase or would otherwise be impaired as a result of such repurchase on the date of such repurchase within the meaning of Section 160(a)(1) of the Delaware General Corporation Law.

         2.4 Closing. The purchase, exchange and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel, Simpson Thacher & Bartlett, at 425 Lexington Avenue, New York, New York, at 10:00 a.m. (local time), on the later of (a) August 20, 1998 or (b) the date that is two Business Days following the satisfaction or waiver of all of the conditions set forth in Article 3 and 4, or at such other time and place as the parties may agree. Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.5  Closing Obligations.  At the Closing:

              (a) Sellers will deliver or will cause Service America to deliver to Buyer:

                  (i) the Service America Warrant and stock certificates representing the Service America Shares set forth opposite each Seller's name on Schedule 6.2(a), in each case duly endorsed for transfer to Buyer or accompanied by stock or other appropriate powers duly endorsed in blank;

                  (ii) duly executed resignations dated the Closing Date of the members of the board of directors of each Service America Company that are designated on Schedule 2.5(a)(ii); and

                  (iii)  the documents contemplated in Section 3.

              (b) Buyer will deliver to Sellers:

                  (i) certificates representing the shares of Buyer Common Stock as set forth in Section 2.2;

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

                  (ii) a duly executed promissory note payable to GE Capital in the principal amount of $500,000 in the form of Exhibit 2.5(b)(ii) (the "Promissory Note"); and

                  (iii) a certified check or a wire transfer in the amount of $1,000 payable to GE Capital.

         (c) Buyer and the VSI Stockholders will deliver to Sellers the documents contemplated in Section 4.

3.       CONDITIONS TO OBLIGATIONS OF BUYER AND THE VSI STOCKHOLDERS.

         Buyer's obligation to purchase the Service America Capital and Buyer's and the VSI Stockholders' obligations to take the other actions required to be taken by Buyer and the VSI Stockholders at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer or the VSI Stockholders in whole or in part):

         3.1  Accuracy of Representations.

         (a) The representations and warranties of Sellers in this Agreement that are not qualified by materiality must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date. The representations and warranties of Sellers in this Agreement that are qualified by materiality must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects at the Closing Date as if made on the Closing Date. No supplement to the Sellers Disclosure Schedule made subsequent to the signing hereof shall serve to correct or make true and correct any representation or warranty made herein, except as provided in Section 11.9(a).

         (b) Buyer and the VSI Stockholders shall have received a certificate to the foregoing signed by Sellers.

         3.2  Sellers' Performance.

         (a) The covenants and obligations that are not qualified by materiality that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed or complied with in all material respects. The covenants and obligations that are qualified by materiality that Sellers are required to perform or comply with pursuant to this Agreement at or prior to the Closing must have been duly performed or complied with in all respects.

         (b) Buyer and the VSI Stockholders shall have received a certificate to the foregoing signed by Sellers.

         (c) Sellers must have delivered each of the documents required to be delivered by Sellers pursuant to Section 2.5.

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

         3.3 Governmental Approvals. All necessary and appropriate Consents, notices and filings under any Legal Requirement relating to alcoholic beverage licenses of any Service America Company shall have been obtained or made.

         3.4  Material Adverse Effect.

         (a) The Service America Companies shall have received written consents to the Contemplated Transactions under the Customer Contracts of any Service America Company identified in Schedule 6.5, such that the aggregate value for such Customer Contracts (as such values are listed on Schedule 3.4(a)) as to which a consent was not obtained is not greater than $8 million. In the event the aggregate value for such Customer Contracts (as such values are listed on Schedule 3.4(a)) as to which consent is not obtained is greater than $8 million and Sellers are willing to adjust the consideration to be received pursuant to
Section 2.2 by an amount that will reflect the value of the loss of such Customer Contracts in their entirety, as computed according to the methodology set forth in Section 2.2, this condition shall be deemed satisfied. In computing the value of any Customer Contract as to which consent was not obtained for purposes of this Section 3.4(a), there shall be credited any amount to which the party is entitled upon termination of such Customer Contract and only the net amount (i.e., the value of the Customer Contract less the amount to which the party is entitled on termination of the Contract) shall be used.

         (b) Service America Companies shall not have received written notice of termination of Customer Contracts of any Service America Company (other than those described in Section 3.4(a)) such that the aggregate value for such terminated Customer Contracts (as such values are listed on Schedule 3.4(a)) is greater than $8 million. In the event the aggregate value of such Customer Contracts which are so terminated (as such values are listed on Schedule 3.4(a)) is greater than $8 million and Sellers are willing to adjust the consideration to be received pursuant to Section 2.2 by an amount which will reflect the value of the loss of such Customer Contracts in their entirety, as computed according to the methodology set forth in Section 2.2, this condition shall be deemed satisfied. In computing the value of any Customer Contract so terminated for purposes of this Section 3.4(b), there shall be credited any amount to which the party is entitled upon termination and only the net amount (i.e., the value of the Customer Contract less the amount to which the party is entitled on termination) shall be used.

         (c) No Service America Company shall have received a written notice of a breach or default under any Contract (other than a Customer Contract) arising as a result of the Contemplated Transactions such that the estimated damages from any such breach or default individually or in the aggregate can reasonably be expected to exceed $8 million. The amount of estimated damages from any such breach or default shall be determined by Buyer, on the one hand, and Sellers, on the other hand. In the event such parties cannot agree within five Business Days of the date such issue arises that the estimated amount of damages cannot reasonably be expected to exceed $8 million, either Buyer or Sellers may submit the matter to a single arbitrator in the manner described in Section 11.6 for determination on an expedited basis, with the determination made by the arbitrator being final and binding on all parties.

         (d) Buyer and the VSI Stockholders shall receive a certificate signed by Sellers as of the Closing Date certifying as to the Customers that have given written termination notices or refused to consent to the Contemplated Transactions under the Customer Contracts as of the Closing Date.

         3.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer or the VSI Stockholders, or against any Affiliate of Buyer or any VSI Stockholder, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that reasonably may be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

         3.6 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body.

         3.7 Stockholders' Agreement. Sellers shall have executed the Amended and Restated Stockholders' Agreement in the form of Exhibit 3.7 (the "Stockholders' Agreement").

         3.8 Additional Documents. Each of the following documents must have been delivered to Buyer and the VSI Stockholders:

         (a) an opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, dated the Closing Date, in the form of Exhibit 3.8(a); and

         (b) such other documents as Buyer and the VSI Stockholders may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 4.8(a), (ii) evidencing the accuracy of any representation or warranty of Sellers, (iii) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers, (iv) evidencing the satisfaction of any condition referred to in this Section 3 or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         3.9 Consent of GE Capital. GE Capital shall have granted the requisite consent to the Contemplated Transactions under the Loan Agreement with the Service America Companies dated January 17, 1997 (the "GE Capital Loan Agreement"), in the form of Exhibit 3.9 (the "Waiver and Amendment Agreement").

         3.10 Bank Consent. The VSI Companies shall have received the requisite consent of its lenders to the Contemplated Transactions under the Credit Agreement dated as of December 21, 1995 among certain of the Buyer Companies, the lenders named therein and The Chase Manhattan Bank.

         3.11 GE Capital. On the Closing Date, GE Capital and Service America shall enter into amendments to the Assignment and Assumption Agreement, dated as of October 1, 1996 (the "Assignment and Assumption Amendment"), in the form of
Exhibit 3.11.

         3.12 Non-Foreign Tax Status. Sellers shall have delivered to Buyer a certificate pursuant to Section 1445 of the Code in form and substance reasonably satisfactory to Buyer certifying their non-foreign status.

         3.13 Proceedings Satisfactory. All certificates and other documents to be delivered by Sellers and all other matters to be accomplished by Sellers prior to or at the Closing shall be satisfactory in the reasonable judgment of Buyer and its counsel.

4.       CONDITIONS TO OBLIGATIONS OF SELLERS.

         Sellers' obligation to sell the Service America Capital and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers in whole or in part):

         4.1  Accuracy of Representations.

         (a) The representations and warranties of Buyer and the VSI Stockholders in this Agreement that are not qualified by materiality must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date. The representations and warranties of Buyer and the VSI Stockholders in this Agreement that are qualified by materiality must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects at the Closing Date as if made on the Closing Date. No supplement to the Buyer and VSI Stockholders Disclosure Schedule made subsequent to the signing hereof shall serve to correct or make true and correct any representation or warranty made herein, except as provided in Section 11.9(a).

         (b) Sellers shall have received certificates as to the foregoing signed by Buyer and the VSI Stockholders.

         4.2  Buyer's and the VSI Stockholders' Performance.

         (a) The covenants and obligations that are not qualified by materiality that each of Buyer and the VSI Stockholders is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed or complied with in all material respects. The covenants and obligations that are qualified by materiality that each of Buyer and the VSI Stockholders, respectively, is required to perform or comply with pursuant to this Agreement at or prior to the Closing must have been performed or complied with in all respects.

         (b) Sellers shall have received certificates as to the foregoing signed by Buyer and the VSI Stockholders.

         (c) Buyer and the VSI Stockholders must have delivered each of the documents required to be delivered by Buyer and the VSI Stockholders pursuant to
Section 2.5.

         4.3 Governmental Approvals. All necessary and appropriate Consents, notices and filings under any Legal Requirement relating to alcoholic beverage licenses of any Buyer Company shall have been obtained or made.

         4.4  Material Adverse Effect.

         (a) The Buyer Companies shall have received written consents to the Contemplated Transactions under the Customer Contracts of any Buyer Company identified in Schedule 5.5 such that the aggregate value for such Customer Contracts (as such values are listed on Schedule 4.4(a)) as to which a consent was not obtained is not greater than $8 million. In the event the aggregate value for such Customer Contracts (as such values are listed on Schedule 4.4(a)) as to which consent is not obtained is greater than $8 million and the VSI Stockholders are willing to adjust the consideration to be received pursuant to
Section 2.2 by an amount that will reflect the value of the loss of such Customer Contracts in their entirety, as computed according to the methodology set forth in Section 2.2, this condition shall be deemed satisfied. In computing the value of any Customer Contract as to which consent was not obtained for purposes of this Section 4.4(a), there shall be credited any amount to which the party is entitled upon termination of such Customer Contract and only the net amount (i.e., the value of the Customer Contract less the amount to which the party is entitled on termination of the Contract) shall be used.

         (b) The Buyer Companies shall not have received written notice of termination of Customer Contracts of any Buyer Company (other than those described in Section 4.4(a)) such that the aggregate value for such terminated Customer Contracts (as such values are listed on Schedule 4.4) is greater than $8 million. In the event the aggregate value of such Customer Contracts which are so terminated (as such values are listed on Schedule 4.4(a)) is greater than $8 million and the VSI Stockholders are willing to adjust the consideration to be received pursuant to Section 2.2 by an amount that will reflect the value of the loss of such Customer Contracts in their entirety, as computed according to the methodology set forth in Section 2.2, this condition shall be deemed satisfied. In computing the value of any Customer Contract as to which notice of termination was received for purposes of this Section 4.4(b), there shall be credited to any amount to which a party is entitled upon termination of such Customer Contract and only the net amount (i.e., the value of the Customer Contract less the amount to which the party is entitled on termination of the Contract) shall be used.

         (c) No Buyer Company shall have received a written notice of a breach or default under any Contract (other than a Customer Contract) arising as a result of the Contemplated Transactions such that the estimated damages from any such breach or default individually or in the aggregate can reasonably be expected to exceed $8 million. The amount of estimated damages from any such breach or default shall be determined by Buyer, on the one hand, and Sellers, on the other hand. In the event such parties cannot agree within five Business Days of the date such issue arose, that the estimated amount of damages cannot reasonably be expected to exceed $8 million, either Buyer or Sellers may submit the matter to a single arbitrator in the manner described in Section 11.6 for

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

determination on an expedited basis, with the determination made by the arbitrator being final and binding on all parties.

         (d) Sellers shall receive a certificate signed by Buyer and the VSI Stockholders as of the Closing Date certifying as to the Customers that have given written termination notices or refusal to consent to the Contemplated Transactions under the Customer Contracts as of the Closing Date.

         4.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Services America or Sellers, or against any Affiliate of any Sellers or Service America, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that reasonably may be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

         4.6 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Sellers or any Person affiliated with Sellers to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body.

         4.7 Stockholders' Agreement. Buyer and the VSI Stockholders shall have executed the Stockholders' Agreement.

         4.8 Additional Documents. Each of the following documents must have been delivered to Sellers:

         (a) an opinion of Simpson Thacher & Bartlett, dated the Closing Date, in the form of Exhibit 4.8(a); and

         (b) such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in
Section 3.8(a), (ii) evidencing the accuracy of any representation or warranty of each of Buyer and the VSI Stockholders, (iii) evidencing the performance by Buyer or the VSI Stockholders of, or the compliance by Buyer or the VSI Stockholders with, any covenant or obligation required to be performed or complied with by Buyer or the VSI Stockholders, (iv) evidencing the satisfaction of any condition referred to in this Section 4 or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         4.9 Lien in Favor of GE Capital. Buyer shall have granted to GE Capital a valid lien satisfactory to GE Capital to secure all amounts owing under the GE Capital Loan Agreement on all Service America Capital and all other Service America Common Stock being purchased by Buyer hereunder.

         4.10 Bank Consent. The Buyer Companies shall have received the requisite consent of its lenders to the Contemplated Transactions under the Credit Agreement dated as of December 21, 1995 among certain of the Buyer Companies, the lenders named therein and The Chase Manhattan Bank.

         4.11 Proceedings Satisfactory. All certificates and other documents to be delivered by Buyer and the VSI Stockholders and all other matters to be accomplished by Buyer or the VSI Stockholders prior to or at the Closing shall be satisfactory in the reasonable judgment of Sellers and their counsel.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER AND THE VSI STOCKHOLDERS.

         Buyer and the VSI Stockholders jointly and severally represent and warrant to Sellers, except as set forth in the Schedules comprising Schedule 5 hereto and incorporated herein by reference (the "Buyer and the VSI Stockholders Disclosure Schedule"), as follows:

         5.1  Organization and Good Standing.

         (a) Each Subsidiary of Buyer and the capitalization of each such Subsidiary is set forth on Schedule 5.1(a). Except as set forth in Schedule 5.1(a), Buyer or a Subsidiary of Buyer owns all of the assets that are utilized to carry on its business and the VSI Stockholders neither own nor control any other entity necessary to carry on such business. All of the shares of each Subsidiary of Buyer are owned by Buyer or a wholly owned Subsidiary of Buyer free and clear of all Encumbrances, except as set forth in Schedule 5.1(a), and all such shares owned by Buyer or a wholly owned Subsidiary of Buyer will be owned as of the Closing Date, free and clear of all Encumbrances, other than Permitted Encumbrances. All of the issued and outstanding shares of the Subsidiaries of Buyer have been duly authorized and are validly issued, fully paid and nonassessable. None of the outstanding equity securities or other securities of any Buyer Company was issued in violation of the Securities Act or any other Legal Requirement.

         (b) Each of the Buyer Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation set forth next to its name on Schedule 5.1(b), has all requisite corporate power to own and lease its properties and carry on its business as the same is now being conducted and is qualified or licensed to do business as a foreign corporation in each jurisdiction set forth next to its name in Schedule 5.1(b). Complete and correct copies of the Organizational Documents of each Buyer Company have been delivered or made available by Buyer to Sellers, and are complete and correct as of the date hereof.

         5.2  Capital Structure.

         (a) The authorized capital stock of Buyer consists of 1,000 shares of common stock, par value $.01 per share, of which 376.0733 shares are issued and outstanding. All of the outstanding shares of Buyer have been duly authorized and validly issued and are fully paid and nonassessable and were issued without violation of any preemptive rights. As of the date hereof, the Buyer

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

Common Stock is owned as shown on Schedule 5.2(a). No additional Buyer Common Stock or any security convertible into, or exchangeable for, Buyer Common Stock, shall be issued to any VSI Stockholder prior to the Closing and no modification or amendment shall be made in the terms of any Buyer Common Stock held by the VSI Stockholders. On the Closing Date, the authorized capital stock of Buyer will consist of 1,000 shares of Buyer Common Stock, of which the issued and outstanding shares will be duly authorized and validly issued, fully paid and nonassessable and issued without violation of any preemptive rights.

         (b) Blackstone represents and warrants and each other VSI Stockholder represents and warrants as to itself that such VSI Stockholder has good and valid title to the Buyer Shares that are set forth on Schedule 5.2(a) opposite the name of such VSI Stockholder and owns such Buyer Common Stock free and clear of all Encumbrances, other than Permitted Encumbrances.

         (c) Except as set forth on Schedule 5.2(c), there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements (other than this Agreement) or calls, demands, preemptive rights or commitments of any kind relating to the issuance, sale or transfer of any capital stock of any Buyer Company.

         (d) The delivery to Sellers of the certificates representing the Buyer Common Stock in accordance with Section 2 will transfer to each Seller of record and beneficial ownership of the Buyer Common Stock free and clear of all Encumbrances (other than Encumbrances created by Sellers).

         5.3 Authority Relative to Contemplated Transactions. Blackstone represents and warrants and each of the other VSI Stockholders represents and warrants as to itself and as to its limited partners that (i) the execution, delivery and performance by Buyer and the VSI Stockholders of this Agreement and the consummation of the Contemplated Transactions by Buyer and the VSI Stockholders has been duly authorized by all necessary corporate, or partnership action, as the case may be, and (ii) this Agreement constitutes, and upon execution and delivery by Sellers, will constitute, a valid and binding obligation of Buyer and the VSI Sellers, enforceable against Buyer and the VSI Stockholders in accordance with its terms.

         5.4 Absence of Conflict. Blackstone represents and warrants and Buyer and each of the VSI Stockholders represents and warrants as to itself that neither the execution and delivery of this Agreement by the VSI Stockholders or Buyer nor the consummation of the Contemplated Transactions by the VSI Stockholders or Buyer will (a) conflict with or violate any provisions of the Organizational Documents of any Buyer Company or the VSI Stockholders, (b) except to the extent Consents may be required as indicated on Schedule 5.5, violate, or be in conflict with or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under),
(i) any judgment, Order or ruling issued with respect to Buyer or any VSI Stockholders, (ii) any applicable law, rule or regulation or (iii) except as set forth on Schedule 5.4, any Contract to which any Buyer Company or any VSI Stockholder is a party, (c) cause any Buyer Company or Service America Company to become subject to, or to become liable for the payment of, any Tax, (d) cause any assets of any Buyer Company to be reassessed or revalued by any taxing authority or other Governmental Body or (e) result in the imposition or creation of any Encumbrance upon or with respect to any assets owned or used by any Buyer Company.

         5.5  Governmental Approvals and Consents. Except as set forth in
Schedule 5.5, no Consents of, or filings and registrations with, any Governmental Body or any third party are required by or on behalf of the VSI Stockholders or any Buyer Company in connection with the execution, delivery and performance of this Agreement or the transfer of the Buyer Common Stock by Buyer to Sellers.

         5.6 Financial Statements. Buyer has delivered or made available to Sellers (i) the audited consolidated balance sheets of Buyer and its Subsidiaries as at December 30, 1997 and December 30, 1996 and the related audited consolidated statements of operations, stockholders' equity and cash flows for the years ended December 30, 1997 and December 30, 1996, together with the notes thereto and the report thereon of Buyer's independent accountants (collectively, the "Buyer Audited Financial Statements") and (ii) the unaudited condensed consolidated balance sheet of Buyer and its Subsidiaries as at June 30, 1998 (the "1998 Buyer Balance Sheet") and together with the Buyer Audited Financial Statements (the "Buyer Financial Statements"). Except as provided in this Section 5.6 or Schedule 5.6, the Buyer Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated and fairly present the financial position, results of operations and changes in financial position of Buyer and its Subsidiaries as at the respective dates thereof and for the periods referred to therein. The 1998 Buyer Balance Sheet does not include or reflect normal year-end adjustments or include the type of notes that would customarily be included in a financial statement prepared in accordance with GAAP. No financial statements of any Person other than Buyer and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Buyer.

         5.7 Books and Records. The books of accounts, minute books, stock record books and other records of all Buyer Companies, all of which have been delivered or made available to Sellers, are complete and correct and have been maintained in accordance with sound business practice, including the maintenance of an adequate system of internal controls. The minute books of the Buyer Companies contain accurate and complete records of all meetings held of, and corporate actions taken by, the stockholders, the board of directors and committees of the board of directors of the Buyer Companies, and no meeting of any such stockholders, board of directors or committees has been held for which minutes have not been prepared and are not contained in such minute books.

         5.8 Inventory. All food inventory and other supplies and materials used in the business of the Buyer Companies and located at the location of the Customers of the Buyer Companies, to the extent reflected on the 1998 Buyer Balance Sheet net of reserves, are in good condition and usable in the Ordinary Course of Business consistent with industry practice, subject to normal and customary allowances for spoilage, damage and outdated items. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Buyer Companies.

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

         5.9 Accounts Receivable. Except as set forth in Schedule 5.9, all accounts receivable of the Buyer Companies, unless paid prior to the Closing Date, represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the accounts receivable are or will be current and collectible net of reserves not exceeding customary levels (which reserves are adequate). Subject to such reserves, each of the accounts receivable either has been or will be collected in full, without any setoff, within 90 days after the day on which it first became due and payable. There is no contest, claim or right of setoff under any Customer Contract of any Buyer Company with any obligor of accounts receivable relating to the amount or validity of such accounts receivable.

         5.10 Title to Property; Encumbrances.

         (a) No Buyer Company holds title to any real property. Schedule 5.10(a) sets forth a complete and accurate list of each lease of real property by the Buyer Companies and includes the name of each current lessor and lessee and the dates and lease term (including renewal options) of each lease and any amendment thereto (the "Buyer Real Property Leases"). Copies of each Buyer Real Property Lease have heretofore been delivered or made available to Sellers. Except as set forth in Schedule 5.10(a), (i) each Buyer Real Property Lease is the legal, valid and binding obligation the Buyer Company party thereto, enforceable against the Buyer Company party thereto in accordance with its terms, (ii) the Buyer Company party thereto has not received any written notice of any event or condition that constitutes, or with the passage of time would constitute, a default by the Buyer Company party thereto under any of the Buyer Real Property Leases or by any other party to any such Buyer Real Property Leases and (iii) no Buyer Company party thereto has received from any lessor thereunder any written notice or other advice of termination or cancellation.

         (b) Schedule 5.10(b) contains a list of all material personal property owned by the Buyer Companies as of the date hereof. Except for Permitted Encumbrances, the Buyer Companies have, and will have on the Closing Date, good title to all of its personal property set forth in Schedule 5.10(b) (except for personal property sold or otherwise disposed of since June 30, 1998 in the Ordinary Course of Business) (the "Buyer Assets"), free and clear of all Encumbrances.

         (c) All tangible personal property included in the Buyer Assets and owned by or held by any Buyer Company pursuant to the Buyer Personal Property Leases is in substantially good operating condition and repair, subject to ordinary wear and tear and, except as set forth on Schedule 5.10(c) hereof, is suitable and appropriate for use consistent with the manner in which such Buyer Assets have been used by the Buyer Companies in their business immediately prior to the date hereof.

         5.11 Marks, Software and Similar Rights. Schedule 5.11 contains a true and complete list of all Software and Marks owned by the Buyer Companies and used in the business of the Buyer Companies, and all licenses of Software and Marks used by the Buyer Companies in their business. One of the Buyer Companies owns or otherwise has the right to use all Software and Marks in the manner currently used in connection with the operation of its business and without infringement of the intellectual property rights of third parties. There is no Proceeding pending or, to the Best Knowledge of Buyer and the VSI Stockholders, Threatened that challenges the rights of the Buyer

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

Companies in respect of any Buyer Company's Software or Marks, and except as described in Schedule 5.11 hereto, there is no claim of infringement or other complaint that any Buyer Company's use of its Software or Marks violates or infringes the rights of any third party. No Person is infringing in any respect the rights of any Buyer Company with respect to any Software or Mark of any Buyer Company. No Buyer Company has licensed or otherwise granted to any third party any rights in any Software or Mark of a Buyer Company.

         5.12 Litigation.

         (a) Except as disclosed in Schedule 5.12, there is no Proceeding pending or, to the Best Knowledge of Buyer and the VSI Stockholders, Threatened
(i) against any Buyer Company or its business or assets, except for Proceedings that are uninsured and seek only monetary relief in an amount not exceeding (A) $100,000 in any individual Proceeding and (B) $500,000 for the aggregate of all such Proceedings or (ii) that challenges, or that may have the effect of preventing or making illegal any of the Contemplated Transactions.

         (b) There are no existing Orders, writs or decrees of any court or other Governmental Body against any Buyer Company or its business or assets. No officer, director, agent or employee of any Buyer Company is subject to any Order, writ or decree of any court or Governmental Body that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Buyer Companies.

         5.13 Absence of Undisclosed Liabilities. Except as set forth in
Schedule 5.13, the Buyer Companies have no liabilities or obligations of any nature, except for (a) liabilities and obligations reflected as reserved against in the balance sheet included in the Buyer Audited Financial Statements or (b) current liabilities incurred in the Ordinary Course of Business since the date thereof.

         5.14 Tax Matters.

         (a) Except as set forth on Schedule 5.14, (i) All Tax Returns required to be filed on or before the date of this Agreement by, or with respect to, any Buyer Company have been timely filed, (ii) all such Tax returns are true, correct and complete, (iii) Buyer or a Subsidiary of Buyer has timely paid, or made provision for the payment of, all Taxes attributable to taxable periods ending on or before the Closing Date, except for Taxes that are being contested in good faith by appropriate Proceedings and (iv) the charges, accruals and reserves with respect to Taxes (excluding deferred taxes representing differences between the book and tax basis in assets and liabilities) on the books of the Buyer Companies are adequate for all periods up to and including the Closing Date (determined in accordance with GAAP consistently applied).

         (b) No Encumbrances for Taxes exist with respect to any asset or properties of any Buyer Company, except for statutory Encumbrances for Taxes not yet due.

         (c) There is no tax sharing agreement that will require any payment by any Buyer Company after the date of this Agreement.

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

         (d) Neither Buyer nor any VSI Stockholder has a plan or intention to liquidate Service America or merge Service America with or into Buyer following consummation of the Contemplated Transactions.

         5.15 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Schedule 5.15, since December 30, 1997, each Buyer Company has conducted its operations in the Ordinary Course of Business consistent with past practice and has not:

              (a) suffered any Material Adverse Effect (other than any that may be the result of changes of laws generally), it being understood that any matter relating to a cancellation or termination of, or failure to obtain a consent disclosed in Section 5.5 with respect to, any Customer Contract, or the breach of any other Contract of the Buyer Companies due to the Contemplated Transactions subsequent to the date hereof shall not be deemed a Material Adverse Effect on the Buyer Companies but shall be dealt with as provided in Section 4.4;

              (b) incurred any obligation or liability, except liabilities incurred in the Ordinary Course of Business;

              (c) other than in connection with the consummation of the Contemplated Transactions, issued, sold or otherwise disposed of any of its capital stock, or created or suffered to be created any Encumbrance thereon, or reclassified, split up or otherwise changed any of its capital stock, or granted or entered into any options, covenants or calls or other rights to purchase or convert any obligation into any of its capital stock, granted any registration rights, or purchased, redeemed, retired or otherwise acquired any shares of any such capital stock;

              (d) made or granted any increases in salaries, bonuses or other remuneration to any employee, except in the Ordinary Course of Business consistent with past practice, or entered into any employment, severance or other Contract with any director, officer or employee;

              (e) adopted, or increased payments or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any Buyer Company;

              (f) sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any material assets or any other material right, except in the Ordinary Course of Business consistent with past practice;

              (g) canceled any debts or affirmatively waived any claims or rights of substantial value;

              (h) declared or paid any dividend or made any other payment or distribution in respect of its capital stock;

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              (i)  amended any Organizational Documents of any Buyer Company;

              (j) made any change in accounting methods, principles or practices, except as required by law;

              (k) incurred, assumed or guaranteed any indebtedness for borrowed money or other obligations, or created or assumed any Encumbrance on any asset other than in the Ordinary Course of Business consistent with past practice, but in no event with respect to assets with a value of, or obligations in an amount of, more than $25,000 in the aggregate;

              (l) made any loan, advance or capital contribution to or investment in any Person other than in the Ordinary Course of Business consistent with past practice, but in no event in the amount of more than $25,000 in the aggregate, and other than investments in cash equivalents made in the Ordinary Course of Business consistent with past practice;

              (m) entered into any other commitment or transaction material to the Buyer Companies taken as a whole, except in the Ordinary Course of Business consistent with past practice;

              (n) entered into any Contract requiring capital expenditures over its term in excess of $500,000 or guarantee of any obligation or incurrence of any contingent liability in excess of $100,000;

              (o) made or changed any Tax election, changed any method of accounting with respect to Taxes or settled or compromised any liability for Taxes; or

              (p) made any agreement, commitment, arrangement or undertaking to perform any action described in the foregoing clauses (a) through (o).

         5.16 Employee and Labor Matters. Except as set forth in Schedule 5.16:
(a) no Buyer Company is a party to any collective bargaining agreement applicable to employees of any Buyer Company nor is any such contract or agreement presently being negotiated; (b) no Buyer Company is a party to any employment agreement or consulting agreement with any person or entity obligating any Buyer Company to make payments in excess of $50,000 per year nor is any such contract or agreement presently being negotiated; (c) there is no unfair labor practice charge or complaint pending or, to the Best Knowledge of Buyer and the VSI Stockholders, Threatened against or otherwise affecting any Buyer Company which, if adversely determined, would reasonably be likely to result in a liability having a Material Adverse Effect; (d) there is no labor strike, slowdown, work stoppage or lockout in effect or, to the Best Knowledge of Buyer and the VSI Stockholders, Threatened against or otherwise affecting any Buyer Company and no Buyer Company has experienced any such labor controversy within the past three years; (e) no Buyer Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (f) no Buyer Company will have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of the consummation

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

of the Contemplated Transactions; (g) the Buyer Companies are in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1998 and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise; and (h) the Buyer Companies are in compliance with all provisions of applicable law pertaining to the employment of their employees, including, without limitation, laws relating to labor relations, equal employment, fair employment practices, prohibited discrimination or other similar employment practices acts. There is no breach or event of default under, and each Buyer Company is in full compliance with, each employment, severance and consulting Contract to which it and any director, officer or employee is a party.

         5.17 Employee Benefit Matters. The Buyer 401(k) Plan (the "Buyer 401(k) Plan") is the only pension plan sponsored by Buyer on the date hereof relating to the business of the Buyer Companies. Sellers have received or had made available to them true and correct copies of all documents embodying the Buyer 401(k) Plan. The Buyer 401(k) Plan is in substantial compliance with the provisions of ERISA and the qualification requirements of Section 401(a) of the IRC. There are no Proceedings pending or, to the Best Knowledge of Buyer and the VSI Stockholders, Threatened with respect to the Buyer 401(k) Plan that would reasonably be expected to materially and adversely affect such qualification or result in a materially adverse effect on Buyer. To the Best Knowledge of Buyer and the VSI Stockholders, no "prohibited transaction," as described in Section 406 (and not exempt under Section 408) of ERISA, has occurred with respect to the Buyer 401(k) Plan.

         5.18 Insurance.

         (a) Schedule 5.18(a) sets forth a list of all insurance policies maintained as of the date of this Agreement by or on behalf of the Buyer Companies and relating to their business or assets. Sellers have received or had made available to them true and correct copies of such policies together with all riders and amendments thereto. Such insurance policies are in full force and effect, all premiums due thereon have been paid (except as described in Schedule 5.18(a)) and such policies are adequate to insure the Buyer Companies' business in such amounts and against such risks as are customary for companies engaged in businesses similar to that of the Buyer.

         (b)  Schedule 5.18(b) describes:

              (i) any self-insurance arrangement by or affecting any Buyer Company, including any reserves established thereunder;

              (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Buyer Company; and

              (iii) all obligations of any Buyer Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided, except for such obligations under the Customer Contracts of any Buyer Company.

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

         (c) Neither any Buyer Company nor any VSI Stockholder has received with respect to any current insurance claim (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

         (d) The Buyer Companies have paid all premiums due, and have otherwise performed all of their respective obligations under, each policy to which any Buyer Company is a party or that provides coverage to any Buyer Company or any officer, director or employee thereof.

         (e) The Buyer Companies have given notice to the insurer of all claims that may be insured thereby.

         5.19 Environmental Matters.  Except as set forth in Schedule 5.19:

              (a) Each Buyer Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Buyer nor any VSI Stockholder with respect to a Buyer Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened Order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities of a Buyer Company, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities of a Buyer Company or any other properties or assets (whether real, personal or mixed) in which any Buyer Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by any Buyer Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

              (b) There are no pending or, to the Best Knowledge of Buyer and the VSI Stockholders, Threatened claims, Encumbrances or other restrictions of any nature resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities of a Buyer Company or any other properties and assets (whether real, personal or mixed) in which any Buyer Company has or had an interest.

              (c) No Buyer Company has any basis to expect nor has any Buyer Company or, to the Best Knowledge of Buyer and the VSI Stockholders, any other Person for whose conduct they are or may be held responsible received any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear

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

         the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities of a Buyer Company or any other of their properties or assets (whether real, personal or mixed) in which any Buyer Company had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by any Buyer Company, or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

              (d) Neither any Buyer Company nor, to the Best Knowledge of Buyer and the VSI Stockholders, any other Person for whose conduct it is or may be held responsible has any Environmental, Health, and Safety Liabilities with respect to the Facilities of the Buyer Companies or with respect to any other properties and assets (whether real, personal or mixed) in which any Buyer Company (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining such Facilities or any such other property or assets.

              (e) There are no Hazardous Materials present on or in the Environment at the Facilities of any Buyer Company or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of such Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither any Buyer Company nor, to the Best Knowledge of Buyer and the VSI Stockholders any other Person for whose conduct it is or may be held responsible or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal or mixed) in which any Buyer Company has or had an interest, except in full compliance with all applicable Environmental Laws.

              (f) There has been no Release or, to the Best Knowledge of Buyer and the VSI Stockholders, Threat of Release of any Hazardous Materials at or from the Facilities of a Buyer Company or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by such Facilities, or from or by any other properties and assets (whether real, personal or mixed) in which any Buyer Company has or had an interest, or any geologically or hydrologically adjoining such property, whether by any Buyer Company or any other Person.

              (g) Buyer and the VSI Stockholders have delivered or made available to Sellers true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by any Buyer Company pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities of a Buyer Company, or concerning compliance by any Buyer Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

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

         5.20 Material Agreements.

         (a) Schedule 5.20(a) contains a complete and accurate list, and Buyer has delivered or made available to Sellers true and complete copies of,
(i) each Contract for the purchase of inventory in excess of $500,000 per calendar year, (ii) each Customer Contract, (iii) each Contract pertaining to employment, consulting or severance arrangements with any officer, director, employee or independent contractor, (iv) each indenture, mortgage, note, letter of credit or other instrument relating to the borrowing of money (or the guarantee thereof), (v) each franchise Contract, (vi) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Buyer Companies in excess of $200,000 over its term, (vii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year) (with respect to those agreements in this clause (vii) pertaining to personal property, the "Buyer Personal Property Leases"), (viii) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees, (ix) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Buyer Company with any other Person,
(x) each Contract containing covenants that in any way purport to restrict the business activity of any Buyer Company or any Affiliate of a Buyer Company or limit the freedom of any Buyer Company or any Affiliate of a Buyer Company to engage in any line of business or to compete with any Person, (xi) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods, (xii) each power of attorney that is currently effective and outstanding, (xiii) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Buyer Company to be responsible for consequential damages, (xiv) each Contract for capital expenditures in excess of $500,000 and (xv) each Contract between any Buyer Company and any VSI Stockholder (or one of its Affiliates).

     (b) Except as set forth in Schedule 5.20(b), (i) each Contract required to be set forth in Schedule 5.20(a) is the legal, valid and binding obligation of a Buyer Company identified in such Schedule and, to the Best Knowledge of Buyer and VSI Stockholders, each other party thereto, enforceable against it in accordance with its terms, (ii) no Buyer Company or any VSI Stockholder nor, to the Best Knowledge of Buyer and the VSI Stockholders, any other party thereto, is in default under any of the Contracts required to be identified in
Schedule 5.20(a) and (iii) neither any Buyer Company nor any VSI Stockholder has received from any Customers of any Buyer Company any written notice or other advice of termination or cancellation or failure to consent to the Contemplated Transactions required to be identified in Schedule 5.20(a) of any Customer Contract. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Buyer understands that Customer Contracts may expire or terminate, or the party to a Customer Contract as to which consent is required as identified in Schedule 5.5 may refuse consent to the Contemplated Transactions or a Contract of Buyer Companies may be breached due to the Contemplated Transactions, in each case, prior to, on or after the Closing Date. Sellers agree that their exclusive right and remedy with respect to any of the matters in the foregoing sentence is as provided in Section 4.4.

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

         5.21 Compliance with Law.

         (a) The operation of the business of the Buyer Companies has been conducted in all respects in accordance with all applicable Legal Requirements and other applicable requirements of all Governmental Bodies. No Buyer Company has since the date of the 1998 Buyer Balance Sheet received any notification from any Governmental Body of any asserted present or past failure by it to comply with any such Legal Requirements.

         (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Buyer Company of, or a failure on the part of any Buyer Company to comply with, any Legal Requirement or (ii) may give rise to any obligation on the part of any Buyer Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (c) Schedule 5.21(c) contains a complete and accurate list of each Governmental Authorization that is held by the Buyer Companies or that otherwise relates to the business of, or to any of the assets owned or used by, the Buyer Companies. Each Governmental Authorization listed or required to be listed in Schedule 5.21(c) is valid and in full force and effect. Except as set forth in such Schedule:

              (i) each Buyer Company is, and at all times since June 30, 1993 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.21(c);

              (ii) the consummation of the Contemplated Transactions will not and no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 5.21(c) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.21(c);

              (iii) no Buyer Company has received, at any time since June 30, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Governmental Authorization; and

              (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
         Schedule 5.21(c) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except for such


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


         failures to timely file or make such required filings that would not be reasonably expected to have a Material Adverse Effect.

The Governmental Authorizations listed in Schedule 5.21(c) collectively constitute all of the Governmental Authorizations necessary to permit the Buyer Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Buyer Companies to own and use their assets in the manner in which they currently own and use such assets.

         5.22 No Brokers or Finders. Except as set forth in Schedule 5.22, neither any VSI Stockholder, any Buyer Company nor any of their respective Representatives have not retained any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions.

         5.23 Investment Intent. Buyer is acquiring the Service America Capital for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer confirms that (i) it has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Service America Capital, (ii) it can bear the economic risk of an investment in the Service America Capital and can afford a complete loss of such investment, (iii) Sellers have made available to Buyer and its Representatives the opportunity to ask questions of the officers and management employees of Service America and to acquire such additional information about the business and financial condition of Service America as Buyer has requested, and all such information has been received and (iv) it understands that the Service America Capital has not been registered under the Securities Act and cannot be sold or transferred unless so registered or an exemption from registration is available and that such Service America Capital is subject to the terms of a Stockholders Agreement dated January 17, 1997 by and among Sellers.

         5.24 Absence of Certain Business Practices. Since June 30, 1995, neither any Buyer Company nor any officer, employee or agent of any Buyer Company or any other Person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of any Buyer Company (or assist any Buyer Company in connection with any actual or proposed transaction relating to the business of such Buyer Company) (i) which subjected or might have subjected any Buyer Company to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (ii) which if not given in the past, might have had a Material Adverse Effect on any Buyer Company, (iii) which if not continued in the future, might have a Material Adverse Effect on any Buyer Company or subject any Buyer Company to suit or penalty in any private or governmental litigation,
(iv) which, in case of a payment made directly or indirectly to an official or employee of any government or of an agency or instrumentality of any government, constitutes an illegal bribe or kickback (or, if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of
1977) or, in the case of a payment made directly or indirectly to a Person other than an official or employee of a government or of an agency or instrumentality of a government, constitutes an illegal bribe, illegal kickback or other illegal payment under any law of the United States or under the law of any State which subjects the payor to a criminal penalty or the loss of license or privilege to engage in a trade or business.

         5.25  Disclosure.

              (a) No representation or warranty of any Buyer or any VSI Stockholder in this Agreement and no statement in the Buyer and the VSI Stockholders Disclosure Schedule omits to state any fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

              (b) There is no fact known to Buyer or any VSI Stockholder that has specific application to any Buyer Company (other than general economic or industry conditions) and that adversely affects the assets, business, prospects, financial condition or results of operations of the Buyer Companies (on a consolidated basis) that has been set forth in this Agreement or the Buyer and the VSI Stockholders Disclosure Schedule.

         5.26 Affiliate Transactions. Except as disclosed in Schedule 5.26, there are no Contracts between any Buyer Company and any VSI Stockholder (or any of their respective Affiliates).

         5.27 Securities and Other Matters. The Offering Memorandum will not include any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made as to information that will be supplied or be required to be supplied for inclusion therein by Sellers regarding Sellers and the Service America Companies. Each of Sellers and the Minority Stockholders has been or will be given, and has availed or will avail itself, if it so desires, of the opportunity to obtain information or documents from, and to ask questions and receive answers of, the officers and representatives of Buyer to evaluate the risk related to an investment in Buyer to the extent Sellers or a Minority Stockholder deemed reasonably necessary as constituted subsequent to the consummation of the Contemplated Transactions. Assuming the truth and accuracy of the representations and warranties set forth in Section 6.27,
(i) the sale of the Buyer Common Stock or change, if any, in the redemption, repurchase or other terms of the Buyer Common Stock, and/or the capitalization of Buyer is exempt from registration and prospectus delivery requirements of the Securities Act and (ii) any acquisition by Buyer of any Buyer Common Stock or change in the redemption, repurchase or other terms of the Buyer Common Stock with respect to all VSI Stockholders, will not subject Buyer or any other party hereto to a claim for damages by any VSI Stockholder (including any Person included in any VSI Stockholder, directly or indirectly). No form of general advertising or solicitation was or will be used by the Buyer in the offer and sale of the Buyer Common Stock by Buyer in connection with this Agreement. Any acquisition by Buyer of securities of Service America taking place subsequent to the Closing will be made in good faith and for at least the same value (whether offered in Buyer Common Stock or cash) offered to Sellers hereunder and will comply in all respects with applicable law, including federal and state securities laws.

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

6.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

         Sellers jointly and severally represent and warrant to Buyer and the VSI Stockholders, except as set forth in the Schedules comprising Schedule 6 hereto and incorporated herein by reference (the "Sellers Disclosure Schedule"), as follows:

         6.1  Organization and Good Standing.

              (a) Each Subsidiary of Service America and the capitalization of each such Subsidiary is set forth on Schedule 6.1(a). Except as set forth in Schedule 6.1(a), Service America or a Subsidiary of Service America owns all of the assets that are utilized to carry on its business and Sellers neither own nor control any other entity necessary to carry on such business. All of the shares of each Subsidiary of Service America are owned by Service America or a wholly owned Subsidiary of Service America free and clear of all Encumbrances, except as set forth in Schedule 6.1(a), and all such shares owned by Service America or a wholly owned Subsidiary of Service America will be owned as of the Closing Date, free and clear of all Encumbrances, other than Permitted Encumbrances. All of the issued and outstanding shares of the Subsidiaries of Service America have been duly authorized and are validly issued, fully paid and nonassessable. None of the outstanding equity securities or other securities of any Service America Company was issued in violation of the Securities Act or any other Legal Requirement.

              (b) Each of the Service America Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation set forth next to its name on
         Schedule 6.1(b), has all requisite corporate power to own and lease its properties and carry on its business as the same is now being conducted and is qualified or licensed to do business as a foreign corporation in each jurisdiction set forth next to its name in
         Schedule 6.1(b). Complete and correct copies of the Organizational Documents of each Service America Company have been delivered or made available by Sellers to Buyer, and are complete and correct as of the date hereof.

         6.2  Capital Structure.

              (a) The authorized capital stock of Service America consists of
         (i) 1,200,000 shares of common stock, par value $.01 per share, of which 291,100 shares are issued and outstanding, (ii) 40,000 shares of 10% Class A Senior Preferred Stock - Series A, par value $1.00 per share, of which 30,000 shares are issued and outstanding, and (iii) 260,000 shares of 10% Class A Senior Preferred Stock - Series B, par value $1.00 per share, of which 200,000 shares are issued and outstanding. All of the outstanding shares of Service America have been duly authorized and validly issued and are fully paid and nonassessable and were issued without violation of any preemptive rights. The Service America Shares are owned as shown on Schedule 6.2(a).

              (b) GE Capital represents and warrants and each other Seller represents and warrants as to himself or itself, as the case may be, that each Seller has good and valid title to the Service America Shares that are set forth on Schedule 6.2(a) opposite the name of such Seller and owns such Service America Shares free and clear of all Encumbrances other than the Encumbrances listed on Schedule 6.2(b). The delivery to Buyer of the certificates representing the Service America Shares in accordance with Section 2.1 and the receipt by

         Sellers of the Buyer Common Stock in accordance with Section 2.2 will transfer to Buyer record and beneficial ownership of the Service America Shares free and clear of all Encumbrances (other than Encumbrances placed thereon by Buyer or otherwise applicable solely to Buyer or its assets).

              (c) Except for the Service America Warrant and as set forth on
         Schedule 6.2(c), there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements (other than this Agreement) or calls, demands, preemptive rights or commitments of any kind relating to the issuance, sale or transfer of any capital stock of any Service America Company. The Service America Warrant issued to GE Capital has been duly authorized and is exercisable, subject to the terms and conditions thereof.

         6.3 Authority Relative to Contemplated Transactions. GE Capital represents and warrants and each other Seller represents and warrants as to himself or itself, as the case may be, that (i) the execution, delivery and performance by Sellers of this Agreement and the consummation of the Contemplated Transactions by Sellers have been duly authorized by all necessary corporate action (in the case of GE Capital), partnership action (in the case of the Dee Partnership) or are within his or its full legal right, power and authority (in the case of the Individual Service America Stockholders) and (ii) this Agreement constitutes, and upon execution and delivery by Buyer and the VSI Stockholders, will constitute, a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

         6.4 Absence of Conflict. GE Capital represents and warrants and each other Seller represents and warrants as to himself or itself, as the case may be, that neither the execution and delivery of this Agreement by Sellers nor the consummation of the Contemplated Transactions by Sellers will (a) conflict with or violate any provisions of the Organizational Documents of any Service America Company, GE Capital or the Dee Partnership, (b) except to the extent Consents may be required as indicated on Schedule 6.5, violate, or be in conflict with or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), (i) any judgment, Order or ruling issued with respect to Service America or any Seller, (ii) any applicable law, rule or regulation or (iii) except as set forth on Schedule 6.4, any Contract to which any Service America Company or any Seller is a party, (c) cause any Buyer Company or Service America Company to become subject to, or to become liable for the payment of, any Tax, (d) cause any assets of any Service America Company to be reassessed or revalued by any taxing authority or other Governmental Body or
(e) result in the imposition or creation of any Encumbrance upon or with respect to any assets owned or used by any Service America Company. Sellers each waive the provisions of Section 3 of the Stockholders Agreement dated January 17, 1997 among Servam Acquisition Corp. and the stockholders thereto only in connection with the Contemplated Transactions.

         6.5 Governmental Approvals and Consents. Except as set forth in
Schedule 6.5, no Consents of, or filings and registrations with, any Governmental Body or any third party are required by or on behalf of Sellers or any Service America Company in connection with the execution, delivery and performance of this Agreement or the sale of the Service America Capital by Sellers to Buyer.

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

         6.6 Financial Statements. Sellers have delivered or made available to Buyer (i) the audited consolidated balance sheets of Service America and its Subsidiaries as at December 28, 1996 and December 27, 1997 and the related audited consolidated statements of operations, stockholders' equity and cash flows for the 39 weeks ended December 28, 1996 and the 52 weeks ended December 27, 1997, together with the notes thereto and the report thereon of Service America's independent accountants (collectively, the "Service America Audited Financial Statements") and (ii) the unaudited condensed consolidated balance sheet of Service America and its Subsidiaries as at June 27, 1998 (the "1998 Service America Balance Sheet" and, together with the Service America Audited Financial Statements, the "Service America Financial Statements"). Except as provided in this Section 6.6 or Schedule 6.6, the Service America Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated, and fairly present the financial position, results of operations and changes in financial position of Service America and its Subsidiaries as at the respective dates thereof and for the periods referred to therein. The 1998 Service America Balance Sheet does not include or reflect normal year-end adjustments or include the type of notes that would customarily be included in a financial statement prepared in accordance with GAAP. No financial statements of any Person other than the Service America and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Service America.

         6.7 Books and Records. Except for the books and records of Service America of Texas, Inc., the books of accounts, minute books, stock record books and other records of all Service America Companies, all of which have been delivered or made available to Buyer, are complete and correct and have been maintained in accordance with sound business practice, including the maintenance of an adequate system of internal controls. Except as set forth in Schedule 6.7, the minute books of the Service America Companies contain accurate and complete records of all meetings held of, and corporate actions taken by, the stockholders and the board of directors and committees of the board of directors of the Service America Companies, and no meeting of any such stockholders, board of directors or committees has been held for which minutes have not been prepared and are not contained in such minute books.

         6.8 Inventory. All food inventory and other supplies and materials used in the business of the Service America Companies and located at the location of the Customers of the Service America Companies, to the extent reflected on the 1998 Service America Balance Sheet net of reserves, are in good condition and usable in the Ordinary Course of Business consistent with industry practice, subject to normal and customary allowances for spoilage, damage and outdated items. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Service America Companies.

         6.9 Accounts Receivable. Except as set forth in Schedule 6.9, all accounts receivable of the Service America Companies, unless paid prior to the Closing Date, represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the accounts receivable are or will be current and collectible net of reserves not exceeding customary levels (which reserves are adequate). Subject to such reserves, each of the accounts receivable either has been or will be collected in full, without any

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

setoff, within 90 days after the day on which it first became due and payable. There is no contest, claim or right of setoff under any Customer Contract of any Service America Company with any obligor of accounts receivable relating to the amount or validity of such accounts receivable.

         6.10     Title to Property; Encumbrances.

              (a) No Service America Company holds title to any real property.
         Schedule 6.10(a) sets forth a complete and accurate list of each lease of real property by the Service America Companies and includes the name of each current lessor and lessee and the dates and lease term (including renewal options) of each lease and any amendment thereto (the "Service America Real Property Leases"). Copies of each Service America Real Property Lease have heretofore been delivered or made available to Buyer. Except as set forth in Schedule 6.10(a), (i) each Service America Real Property Lease is the legal, valid and binding obligation of the Service America Company party thereto, enforceable against Service America party thereto in accordance with its terms, (ii) the Service America Company party thereto has not received any written notice of any event or condition that constitutes, or with the passage of time would constitute, a default by the Service America Company party thereto under any of the Service America Real Property Leases or by any other party to any such Service America Real Property Leases and (iii) no Service America Company party thereto has received from any lessor thereunder any written notice or other advice of termination or cancellation.

              (b) Schedule 6.10(b) contains a list of all material personal property owned by the Service America Companies as of the date hereof. Except for Permitted Encumbrances, the Service America Companies have and will have on the Closing Date the good title to all of their personal property set forth on Schedule 6.10(b) (except for personal property sold or otherwise disposed of since June 28, 1998 in the Ordinary Course of Business) (the "Service America Assets"), free and clear of all Encumbrances.

              (c) All tangible personal property included in the Service America Assets and owned by or held by any Service America Company pursuant to the Service America Personal Property Leases is in substantially good operating condition and repair, subject to ordinary wear and tear and, except as set forth on Schedule 6.10(c) hereof, is suitable and appropriate for use consistent with the manner in which such Service America Assets have been used by the Service America Companies in their business immediately prior to the date hereof.

         6.11 Marks, Software. Schedule 6.11 contains a true and complete list of all Software and Marks owned by the Service America Companies and used in the business of the Service America Companies, and all licenses of Software and Marks used by the Service America Companies in their business. One of the Service America Companies owns or otherwise has the right to use all Software and Marks in the manner currently used in connection with the operation of its business and without infringement of the intellectual property rights of third parties. There is no Proceeding pending or, to the Best Knowledge of Sellers, Threatened that challenges the rights of the Service America Companies in respect of any Service America Company's Software or Marks, and except as described in Schedule 6.11 hereto, there is no claim of infringement or other complaint that any Service America Company's use of its Software or Marks violates or infringes

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

the rights of any third party. No Person is infringing in any respect the rights of any Service America Company with respect to any Software or Mark of the Service America Companies. No Service America Company has licensed or otherwise granted to any third party, any rights in any Software or Mark of a Service America Company.

         6.12  Litigation.

              (a) Except as disclosed in Schedule 6.12, there is no Proceeding pending or, to the Best Knowledge of Sellers, Threatened (i) against any Service America Company or its business or assets, except for Proceedings that are uninsured and seek only monetary relief in an amount not exceeding (A) $100,000 in any individual Proceeding and (B) $500,000 for the aggregate of all such Proceedings or (ii) that challenges, or that may have the effect of preventing or making illegal any of the Contemplated Transactions.

              (b) There are no existing Orders, writs or decrees of any court or other Governmental Body against any Service America Company or its business or Assets. No officer, director, agent or employee of any Service America Company is subject to any Order, writ or decree of any court or Governmental Body that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Service America Companies.

         6.13  Absence of Undisclosed Liabilities. Except as set forth in
Schedule 6.13, the Service America Companies have no liabilities or obligations of any nature, except for (a) liabilities and obligations reflected as reserved against in the balance sheet included in the Service America Audited Financial Statements or (b) current liabilities incurred in the Ordinary Course of Business since the date thereof.

         6.14  Tax Matters.

              (a) (i) All Tax Returns required to be filed on or before the date of this Agreement by, or with respect to, any Service America Company have been timely filed, (ii) all such Tax Returns are true, correct and complete, (iii) Service America or a Subsidiary of Service America has timely paid, or made provision for the payment of, all Taxes attributable to taxable periods ending on or before the Closing Date except for Taxes that are being contested in good faith by appropriate Proceedings and (iv) the charges, accruals and reserves with respect to Taxes (excluding the deferred taxes representing differences between the book and tax basis in assets and liabilities) on the books of the Service America Companies are adequate for all periods up to and including the Closing Date (determined in accordance with GAAP consistently applied).

              (b) No Encumbrances for Taxes exist with respect to any asset or properties of any Service America Company, except for statutory Encumbrances for Taxes not yet due.

              (c) There is no tax sharing agreement that will require any payment by any Service America Company after the date of this Agreement.

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

              (d) No Service America Company is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the IRC.

         6.15 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Schedule 6.15, since December 27, 1997, each Service America Company has conducted its operations in the Ordinary Course of Business consistent with past practice and has not:

              (a) suffered any Material Adverse Effect (other than any that may be the result of changes of laws generally), it being understood that any matter relating to a cancellation or termination of, or the failure to obtain a Consent disclosed in Section 6.5 with respect to, any Customer Contract or the breach of any other Contract of the Buyer Companies due to the Contemplated Transactions subsequent to the date hereof shall not be deemed a Material Adverse Effect on the Service America Companies but shall be dealt with as provided in Section 3.4;

              (b) incurred any obligation or liability, except liabilities incurred in the Ordinary Course of Business;

              (c) other than in connection with the consummation of the Contemplated Transactions, issued, sold or otherwise disposed of any of its capital stock, or created or suffered to be created any Encumbrance thereon, or reclassified, split up or otherwise changed any of its capital stock, or granted or entered into any options, covenants or calls or other rights to purchase or convert any obligation into any of its capital stock, granted any registration rights, or purchased, redeemed, retired or otherwise acquired any shares of any such capital stock;

              (d) made or granted any increases in salaries, bonuses or other remuneration to any employee, except in the Ordinary Course of Business consistent with past practice, or entered into any employment, severance or other Contract with any director, officer or employee;

              (e) adopted, or increased payments or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any Service America Company;

              (f) sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any material assets or any other material right, except in the Ordinary Course of Business consistent with past practice;

              (g) canceled any debts or affirmatively waived any claims or rights of substantial value;

              (h) declared or paid any dividend or made any other payment or distribution in respect of its capital stock;

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

              (i) amended any Organizational Documents of any Service America Company;

              (j) made any change in accounting methods, principles or practices except as required by law;

              (k) incurred, assumed or guaranteed any indebtedness for borrowed money or other obligations, or created or assumed any Encumbrance on any asset other than in the Ordinary Course of Business consistent with past practice, but in no event with respect to assets with a value of, or obligations in an amount of, more than $25,000 in the aggregate;

              (l) made any loan, advance or capital contribution to or investment in any Person other than in the Ordinary Course of Business consistent with past practice, but in no event in the amount of more than $25,000 in the aggregate, and other than investments in cash equivalents made in the Ordinary Course of Business consistent with past practice;

              (m) entered into any other commitment or transaction material to the Service America Companies taken as a whole, except in the Ordinary Course of Business consistent with past practice;

              (n) entered into any Contract which provides for required capital expenditures over its term in excess of $500,000 or guarantee of any obligation or incurrence of any contingent liability in excess of $100,000;

              (o) made or changed any Tax election, changed any method of accounting with respect to Taxes or settled or compromised any liabilities for Taxes; or

              (p) made any agreement, commitment, arrangement or undertaking to perform any action described in the foregoing clauses.

         6.16 Employee and Labor Matters. Except as set forth in Schedule 6.16:
(a) no Service America Company is a party to any collective bargaining agreement applicable to employees of any Service America Company nor is any such contract or agreement presently being negotiated; (b) no Service America Company is a party to any employment agreement or consulting agreement with any person or entity obligating any Service America Company to make payments in excess of $50,000 per year nor is any such contract or agreement presently being negotiated; (c) there is no unfair labor practice charge or complaint pending or, to the Best Knowledge of Sellers, Threatened against or otherwise affecting any Service America Company which, if adversely determined, would reasonably be likely to result in a liability having a Material Adverse Effect; (d) there is no labor strike, slowdown, work stoppage or lockout in effect or, to the Best Knowledge of Sellers, Threatened against or otherwise affecting any Service America Company, and no Service America Company has experienced any such labor controversy within the past three years; (e) no Service America Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (f) no Service America Company will have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of the consummation of the Contemplated Transactions; (g) the Service America Companies are in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1998 and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise; and (h) the Service America Companies are in compliance with all provisions of applicable law pertaining to the employment of their employees, including, without limitation, laws relating to labor relations, equal employment, fair employment practices, prohibited discrimination or other similar employment practices acts. There is no breach or event of default under, and each Service America Company is in full compliance with, each employment, severance and consulting Contract to which it and any of its director, officer or employee is a party.

         6.17 Employee Benefit Matters. The Service America Corporation Retirement and Savings Plan (the "Service America 401(k) Plan") is the only pension plan sponsored by the Service America Companies on the date hereof relating to the business of the Service America Companies. Buyer has received or had made available to it true and correct copies of all documents embodying the Service America 401(k) Plan. The Service America 401(k) Plan is in substantial compliance with the provisions of ERISA and the qualification requirements of
Section 401(a) of the IRC. There are no Proceedings pending or, to the Best Knowledge of Sellers, Threatened with respect to the Service America 401(k) Plan that would reasonably be expected to materially and adversely affect such qualifications or result in a materially adverse effect on the Service America. To the Best Knowledge of Sellers, no "prohibited transaction," as described in
Section 406 (and not exempt under Section 408) of ERISA, has occurred with respect to the Service America 401(k) Plan.

         6.18  Insurance.

              (a) Schedule 6.18(a) sets forth a list of all insurance policies maintained as of the date of this Agreement by or on behalf of the Service America Companies and relating to their business or assets. Buyer has received or had made available to them true and correct copies of such policies together with all riders and amendments thereto. Such insurance policies are in full force and effect, all premiums due thereon have been paid (except as described in Schedule 6.18(a)) and such policies are adequate to insure the Service America Companies' business in such amounts and against such risks as are customary for companies engaged in businesses similar to that of Service America.

              (b)  Schedule 6.18(b) describes:

                  (i) any self-insurance arrangement by or affecting any
              Service America Company, including any reserves established thereunder;

                  (ii) any Contract or arrangement, other than a policy of
              insurance, for the transfer or sharing of any risk by any Service America Company; and

                  (iii) all obligations of any Service America Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy

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

              under which such coverage is provided, except for such obligations under Customer Contracts of any Service America Company.

              (c) Neither any Service America Company nor any Seller has received with respect to any current insurance claim (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

              (d) The Service America Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Service America Company is a party or that provides coverage to any Service America Company or any officer, director or employee thereof.

              (e) The Service America Companies have given notice to the insurer of all claims that may be insured thereby.

         6.19  Environmental Matters.  Except as set forth in Schedule 6.19:

              (a) Each Service America Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller has with respect to a Service America Company any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened Order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities of the Service America Companies, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities of the Service America Companies or any other properties or assets (whether real, personal or mixed) in which any Service America Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Service America Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

              (b) There are no pending or, to the Best Knowledge of Sellers, Threatened claims, Encumbrances or other restrictions of any nature resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities of the Service America Companies or any other properties and assets (whether real, personal or mixed) in which any Service America Company has or had an interest.

              (c) No Service America Company has any basis to expect nor has any Service America Company or, to the Best Knowledge of Sellers, any other Person for whose conduct they are or may be held responsible received any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities of the Service America Companies or any of their properties or assets (whether real, personal or mixed) in which any Service America Company had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by any Service America Company, or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

              (d) Neither any Service America Company nor to the Best Knowledge of Sellers, any other Person for whose conduct they are or may be held responsible has any Environmental, Health, and Safety Liabilities with respect to the Facilities of the Service America Companies or with respect to any other properties and assets (whether real, personal or mixed) in which any Service America Company (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining such Facilities or any such other property or assets.

              (e) There are no Hazardous Materials present on or in the Environment at the Facilities of any Service America Company or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of such Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither any Service America Company nor, to the Best Knowledge of any Seller, any other Person for whose conduct they are or may be held responsible or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in any Service America Company has or had an interest, except in full compliance with all applicable Environmental Laws.

              (f) There has been no Release or, to the Best Knowledge of Sellers, Threat of Release of any Hazardous Materials at or from the Facilities of the Service America Companies or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by such Facilities, or from or by any other properties and assets (whether real, personal or mixed) in which any Service America Company has or had an interest, or any geographically or hydrologically adjoining such property whether by any Service America Company or any other Person.

              (g) Sellers have delivered or made available to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by any Service America Company pertaining to Hazardous Materials or Hazardous Activities in, on

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

         or under the Facilities of the Service America Companies or concerning compliance by any Service America Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

         6.20  Material Agreements.

              (a) Schedule 6.20(a) contains a complete and accurate list, and Sellers have delivered or made available to Buyer, true and complete copies of, (i) each Contract for the purchase of inventory in excess of $500,000 per calendar year, (ii) each Customer Contract, (iii) each Contract pertaining to employment, consulting or severance arrangements with any officer, director, employee or independent contractor, (iv) each indenture, mortgage, note, letter of credit or other instrument relating to the borrowing of money (or the guarantee thereof), (v) each franchise Contract, (vi) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Service America Companies in excess of $200,000 over its term, (vii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year) (with respect to those agreements listed in this clause (vi) pertaining to personal property, the "Service America Personal Property Leases"), (viii) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees, (ix) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Service America Company with any other Person, (x) each Contract containing covenants that in any way purport to restrict the business activity of any Service America Company or any Affiliate of a Service America Company or limit the freedom of any Service America Company or any Affiliate of a Service America Company to engage in any line of business or to compete with any Person, (xi) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods, (xii) each power of attorney that is currently effective and outstanding, (xiii) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Service America Company to be responsible for consequential damages, (xiv) each Contract for capital expenditures in excess of $500,000 and (xv) each Contract between any Service America Company and any Seller (or one of its Affiliates).

              (b) Except as set forth in Schedule 6.20(b), (i) each Contract required to be set forth in Schedule 6.20(a) hereof is the legal, valid and binding obligation of the Service America Company identified in such Schedule and, to the Best Knowledge of Sellers, each other party thereto, enforceable against it in accordance with its terms, (ii) no Service America Company nor, to the Best Knowledge of Sellers, any other party thereto is in material default under any of the Contracts required to be identified in Schedule 6.20(a), and
         (iii) no Service America Company has received from any of its Customers any written notice or other advice of termination or cancellation or failure to consent to the Contemplated Transactions of any of its Customer Contracts required to be identified in
         Schedule 6.20(a). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Buyer understands that Customer Contracts may expire or terminate, or the party to a Customer Contract as to which consent is required as identified in Schedule 6.5 may refuse consent to the Contemplated Transactions or a Contract of Service America Companies may be breached due to the Contemplated Transactions, in each case, prior to, on or after the Closing Date. Buyer and VSI Stockholders agree that their exclusive right and remedy with respect to any of the matters in the foregoing sentence is as provided in Section 3.4.

         6.21  Compliance with Law.

              (a) The operation of the business of the Service America Companies has been conducted in all respects in accordance with all applicable Legal Requirements and other applicable requirements of all Governmental Bodies, and no Service America Company has, since the date of the 1997 Service America Balance Sheet, received any notification from any Governmental Body of any asserted present or past failure by it to comply with any such Legal Requirements.

              (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Service America Company of, or a failure on the part of any Service America Company to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any Service America Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

              (c) Schedule 6.21(c) contains a complete and accurate list of each Governmental Authorization that is held by the Service America Companies or that otherwise relates to the business of, or to any of the assets owned or used by the Service America Companies. Each Governmental Authorization listed or required to be listed in Schedule 6.21(c) is valid and in full force and effect. Except as set forth in such Schedule:

                  (i) each Service America Company is, and at all times since
              June, 1993 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 6.21(c);

                  (ii) the consummation of the Contemplated Transactions will not and no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 6.21(c) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 6.21(c);

                  (iii) no Service America Company has received, at any time since June 30, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Governmental Authorization; and

                  (iv) all applications required to have been filed for the
              renewal of the Governmental Authorizations listed or required to be listed in Schedule 6.21(c) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except for such failures to timely file or make such required filings that would not reasonably be expected to have a Material Adverse Effect.

The Governmental Authorizations listed in Schedule 6.21(c) collectively constitute all of the Governmental Authorizations necessary to permit the Service America Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Service America Companies to own and use their assets in the manner in which they currently own and use such assets.

         6.22 No Brokers or Finders. Except as set forth in Schedule 6.22, neither any Seller, any Service America Company nor any of their respective Representatives have not employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions.

         6.23 Investment Intent. Each Seller is acquiring the Buyer Common Stock for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Each Seller confirms that (a) it has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Buyer Common Stock, (b) it can bear the economic risk of an investment in the Buyer Common Stock and can afford a complete loss of such investment, (c) Buyer has made available to such Seller and its Representatives the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the business and financial condition of Buyer as such Seller has requested, and all such information has been received and (iv) it understands that the Buyer Common Stock have not been registered under the Securities Act and cannot be sold or transferred unless so registered or an exemption from registration is available.

         6.24 Absence of Certain Business Practices. Since June 30, 1995, neither any Service America Company nor any officer, employee or agent of any Service America Company or any other Person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of any Service America Company (or assist the Service America Company in connection with any actual or proposed transaction relating to the business of such Service America Company) (i) which subjected or might have subjected any Service America Company to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (ii) which if not given in the past, might have had a Material Adverse Effect on any Service America Company, (iii) which if not continued in the future, might have a Material Adverse Effect on any Service America Company or subject any Service America Company to suit or penalty in any private or governmental litigation,
(iv) which, in case of a payment made directly or indirectly to an official or employee of any government or of an agency or instrumentality of any government, constitutes an illegal bribe or kickback (or, if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of 1977) or, in the case of a payment made directly or indirectly to a Person other than an official or employee of a government or of an agency or instrumentality of a government, constitutes an illegal bribe, illegal kickback or other illegal payment under any law of the United States or under the law of any State which subjects the payor to a criminal penalty or the loss of license or privilege to engage in a trade or business.

         6.25  Disclosure.

              (a) No representation or warranty of any Seller in this Agreement and no statement in the Sellers Disclosure Schedule omits to state any fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

              (b) There is no fact known to any Seller that has specific application to any Service America Company (other than general economic or industry conditions) and that adversely affects the assets, business, prospects, financial condition or results of operations of the Service America Companies (on a consolidated basis) that has not been set forth in this Agreement or the Sellers Disclosure Schedule.

         6.26 Affiliate Transactions. Except as disclosed in Schedule 6.26, there are no Contracts between any Service America Company and any Seller (or any of their respective Affiliates).

         6.27 Securities and Other Matters. The Offering Memorandum will not include any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made as to information that will be supplied or be required to be supplied for inclusion therein by Buyer or by any VSI Stockholder regarding the Buyer Companies and the VSI Stockholders and GE Capital jointly represents with Buyer and VSI Stockholders as to the accuracy and material completeness of the description of Contemplated Transaction. Each of Sellers, the Minority Stockholders who exchange their capital stock in Service America for Buyer Common Stock and their Financial Representative has been or will be given, and has availed or will avail itself of, if it so desires, the opportunity to obtain information or documents from, and to ask questions and receive answers of, the officers and representatives of Service America to the extent Sellers or a Minority Stockholder deemed reasonably necessary to evaluate the risk related to an investment in Buyer as constituted subsequent to the consummation of the Contemplated Transactions. Assuming the truth and accuracy of the representations and warranties set forth in Section 5.27, any acquisition by Buyer of Service America Shares and Service America securities taking place at the Closing or within three months of the Closing of the Contemplated Transactions, will not subject the Buyer or any other party hereto to a claim for damages by any Seller or Minority Stockholder.

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7.       FURTHER AGREEMENTS OF THE PARTIES.

         7.1 Operation of the Businesses of the Buyer Companies and Service America Companies. Other than as contemplated by this Agreement, between the date of this Agreement and the Closing Date, Buyer and the VSI Stockholders (with respect to the Buyer Companies) and Sellers (with respect to the Service America Companies) will:

              (a) conduct the business of the Service America Companies and the Buyer Companies only in the Ordinary Course of Business;

              (b) use their Best Efforts to preserve intact the current business organization of the Service America Companies and the Buyer Companies, keep available the services of the current officers, employees and agents of the Service America Companies and the Buyer Companies, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Service America Companies and the Buyer Companies;

              (c) confer with each other concerning operational matters of the Service America Companies and the Buyer Companies of a material nature; and

              (d) otherwise report periodically to each other concerning the status of the business, operations and finances of the Buyer Companies and the Service America Companies.

         7.2 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, none of the parties hereto shall take any affirmative action or fail to take any reasonable action within their or its control as a result of which any of the changes or events listed in Sections 5.15 and 6.15, as the case may be, is likely to occur.

         7.3 Notification. Between the date of this Agreement and the Closing Date, each of Buyer and the VSI Stockholders, on the one hand, and Sellers, on the other hand, will promptly notify the other party in writing if such party becomes aware of any fact or condition that causes or constitutes a breach of any of their representations and warranties as of the date of this Agreement, or if any party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in a party's Disclosure Schedule if such Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, a party will promptly deliver to the other party a supplement to its Disclosure Schedule specifying such change (but in any event, no later than three Business Days prior to the Closing Date). Any such supplement shall not be effective to determine if the conditions to Closing of the party delivering the supplement have been met but shall be effective for all purposes hereunder after the Closing. During the same period, a party will promptly notify the other party of the occurrence of any breach of any covenant of such party in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely.

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


         7.4 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 8, each party agrees it will not, and will cause each of its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Service America Company or Buyer Company, or any of the capital stock of any Service America Company or Buyer Company, or any merger, consolidation, business combination or similar transaction involving any Service America Company or Buyer Company.

         7.5 Access Prior to the Closing. Between the date of this Agreement and the Closing Date, Buyer and the VSI Stockholders shall with respect to the Buyer Companies, on the one hand, and Sellers shall with respect to the Service America Companies, on the other hand, (a) give the other party and its authorized Representatives access to all properties, personnel, facilities and offices and to the books and records of the Buyer Companies or the Service America Companies (and permit such party to make copies thereof), as the case may be, (b) permit the other party to make inspections thereof and (c) furnish the other party with such financial information and operating data and other information with respect to the business and properties of the Buyer Companies or the Service America Companies, as the case may be, and discuss with the Buyer Companies or the Service America Companies and its authorized Representatives the affairs of the Buyer Companies or the Service America Companies, as the case may be, all as such party may from time to time reasonably request for the purposes of this Agreement during normal business hours, under reasonable circumstances and with reasonable notice to the other party.

         7.6 Director and Officer Liability and Indemnification. The parties hereto agree that for a period of three years after the Closing, the Buyer Companies or the Service America Companies shall maintain provisions of their Organizational Documents relating to exculpation or indemnification of former officers and directors thereof (unless required by law) such that the officers and directors of each Buyer Company or Service America Company prior to the Closing shall continue to be entitled to such exculpation and indemnification as was in effect prior to the Closing (or any equally favorable arrangement) to the fullest extent permitted under the laws of the applicable jurisdiction of incorporation. Each Buyer Company and Service America Company also shall maintain for a period of three years after the Closing Date directors and officers liability insurance coverage for purposes of indemnifying and insuring Persons covered by such insurance of the Buyer Companies or Service America Companies, as the case may be, immediately prior to the Closing Date, which coverage shall be on terms and in amounts at least as favorable to such Persons as they were on the Closing Date; provided, that in satisfying its obligation under this Section 7.6, neither any Buyer Company or Service America Company shall be obligated to pay premiums in excess of 150% of the amount per annum paid by such company in the last such fiscal year preceding the date of execution of this Agreement, which amounts have been disclosed, and if any such company is unable to obtain the insurance required by this Section 7.6 for such premium, it shall use its Best Efforts to obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

         7.7  Third Party Consents; Further Assurances.

              (a) Prior to the Closing Date, each party shall use its Best Efforts to take, or cause to be taken, and to assist and cooperate with the other party or parties hereto in doing, all actions necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including, without limitation, (i) obtaining all necessary Consents, approvals or waivers from third parties and (ii) defending any lawsuits or other legal Proceedings, whether judicial or administrative and challenging this Agreement or the consummation of the Contemplated Transactions.

              (b) Promptly after the execution of this Agreement, the parties each shall use their respective Best Efforts to jointly obtain such Consents as may be required in connection with the Contemplated Transactions. In connection therewith, no later than one Business Day after the execution hereof, Buyer (or the applicable Subsidiary thereof) and Service America (or the applicable Subsidiary thereof) shall deliver to each third party from whom a Consent is required a joint request (substantially in the form of Exhibit 7.7(b)) for such Consent (each, a "Joint Request"). Within a reasonable time period following the issuance of a Joint Request, the applicable Buyer Company or Service America Company shall contact, either in person, by telephone, telecopy or other means, those third parties from whom a required Consent has not been obtained. Buyer and Sellers agree to provide such financial or other information as may be requested by any third party in connection with any consent sought hereunder.

Nothing in this Section 7.7(b) shall obligate any party to furnish any monetary or other consideration to a third party to obtain such third party's consent to the Contemplated Transactions. Promptly upon receipt thereof, each party shall deliver to the other parties copies of any consents or written refusals to provide consents received in connection with the Contemplated Transactions. To the extent necessary to obtain or avoid the need to obtain the consent of a party to a Contract, Buyer agrees to indicate to parties to such Contract that such Contract will be performed by Buyer and its Subsidiaries after the Closing.

         7.8 Offering Memorandum. Sellers shall prepare and distribute as soon as reasonably practicable an Offering Memorandum with the cooperation and assistance of Buyer, including, but not limited to, the provision by Buyer to Sellers of information pertaining to the business and operations of Buyer and jointly assisting Sellers in the preparation of a description of the Contemplated Transactions.

         7.9 Consent of GE Capital. GE Capital hereby grants the requisite consent to the Contemplated Transactions under the GE Capital Loan Agreement. GE Capital agrees that, if an Event of Default occurs under the GE Capital Loan Agreement prior to the Closing, GE Capital may accelerate the Obligations thereunder and exercise all rights and remedies against any Seller under the Borrower Stockholder Pledge Agreement and Borrower Stockholders Guaranty; provided that (x) for the period commencing on the occurrence of such Event of Default and ending on the one year anniversary of the Closing GE Capital shall not exercise any rights or remedies against the Collateral or any other rights or remedies (including demanding the repayment of any principal of the loan under the GE Capital Loan Agreement) for the period commencing on the occurrence of such Event of Default and ending on the one year anniversary of the Closing and (y) in the event GE Capital acquires the Service America Shares owned by any Seller as a result of exercising its rights under the Borrower Stockholder Pledge Agreement, GE Capital shall comply with the agreements of such Seller under this Agreement (including consummating the Contemplated Transactions with respect to such Seller's Service America Shares). Subsequent to the one year anniversary of the Closing, GE Capital may exercise all of its rights and remedies against the Collateral and all other rights and remedies. Capitalized terms used in this Section 7.9 but not defined in this Agreement shall have the meanings set forth in the GE Capital Loan Agreement.

         7.10 Execution of Document. On or prior to the Closing, (a) each Seller and VSI Stockholder and Buyer shall execute the Stockholders' Agreement and (b) GE Capital shall enter into the Assignment and Assumption Amendment.

         7.11 Buyer Obligation to Obtain Appraisal. As soon as practicable after the execution of this Agreement, Buyer shall retain a nationally recognized investment banking firm or appraisal firm that shall perform a valuation of the assets of Buyer and its Subsidiaries (assuming consummation of the Contemplated Transactions) and present such valuation to the Board of Directors of Buyer for its approval. Such Board of Directors shall determine at that time whether such valuation is sufficient to permit a revaluation of Buyer's assets pursuant to the Delaware General Corporation Law to permit the repurchase of Buyer Common Stock pursuant to Section 2.3.

         7.12 Service America Preferred Stock Matters. Buyer agrees that it shall not cancel, amend or modify in any respect or in any fashion alter the terms of the Service America Preferred Stock prior to the acquisition by Buyer of 100% of all outstanding Service America Preferred Stock. In addition, Buyer shall execute on or prior to the Closing Date a written waiver pursuant to which Buyer shall waive any entitlement to any liquidation redemption or other value pertaining to or arising from its ownership of the Service America Preferred Stock. In addition, Buyer further agrees that it shall not sell, exchange or otherwise transfer any Service America Preferred Stock to any other Person unless such Person agrees to be bound by the terms of this Section 7.12.

         7.13 Other Preferred Stock Matters. The parties acknowledge that a portion of the Buyer Common Stock allocated to Sellers on Schedule 2.2 will be reserved for possible issuance to Lawrence Kilfoy.

              (a) Buyer agrees, at the request of Sellers after the Closing, to either issue such shares of Buyer Common Stock to Kilfoy or pay him the liquidation value plus accrued and unpaid dividends thereon in exchange for the Service America Preferred Stock held by him (to the extent such transaction may be legally concluded). Buyer also agrees after the Closing, to cause Service America to pay Kilfoy, as and when due, the amount of severance due under his contract with Service America dated June 9, 1994.

              (b) Subject to the foregoing, and to the provisions of Section 9.3(c) hereof, Buyer after the Closing shall (i) permit Sellers to control the negotiation of any issues outstanding with respect to termination of Kilfoy's employment with Service America with counsel of their choosing and (ii) enter into such agreement with Kilfoy as may be so negotiated (provided it complies with applicable law); and Sellers shall, after the Closing, indemnify Buyer on the terms and subject to the basket amount for such claims set forth in Section 9 and Section 7.12 hereof for all amounts above those described in Section 7.13(a) incurred by Buyer or its Subsidiaries as a result of the termination of Kilfoy's employment with Service America or the purchase, repurchase or redemption of the capital stock of Service America held by Kilfoy.

         7.14 GE Capital Lien. Buyer shall grant GE Capital a valid lien satisfactory to GE Capital and on terms equivalent to those in effect on the date hereof and equivalent to those referred to in Section 4.9 on any Service America capital stock acquired after the date hereof as long as the Loan Agreement is in effect.

8.       TERMINATION.

         8.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

              (a) by either Buyer and the VSI Stockholders, on the one hand (the "VSI Parties"), or Sellers, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

              (b) (i) by the VSI Parties if any of the conditions in Section 3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of a VSI Party to comply with its obligations under this Agreement) and the VSI Parties have not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 4 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

              (c)  by mutual consent of the VSI Parties and Sellers; or

              (d) by either the VSI Parties or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1998 or such later date as the parties may agree upon.

         8.2 Effect of Termination. Each party's right of termination under
Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

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9.       INDEMNIFICATION AND RELATED MATTERS.

         9.1  Indemnity.

              (a) Subject to the provisions of Section 9.3, GE Capital shall indemnify and save and hold harmless (but without duplication of payment) Buyer and the VSI Stockholders and their respective officers, directors, employees, shareholders, partners, Affiliates, agents, heirs, successors and assigns (collectively, "VSI Indemnified Parties") from and against any Losses suffered or incurred by any VSI Indemnified Party relating to, arising out of or resulting from, (i) any inaccuracy in, or breach of, any representation, warranty, covenant or agreement made by any Seller in this Agreement, (ii) the failure by Sellers to perform or observe any covenant, agreement or provision to be performed or observed by them pursuant to this Agreement and (iii) any claim by a Minority Stockholder involving a breach in the representation contained in Section 6.27.

              (b) Subject to the provisions of Section 9.3, the VSI Stockholders, jointly and severally, shall indemnify and save and hold harmless (but without duplication of payment) the Service
         America Companies and Sellers and their respective officers, directors, employees, shareholders, Affiliates, agents, successors and assigns (collectively, the "Service America Indemnified Parties") from and against any Losses suffered or incurred by any Service America Indemnified Party relating to, arising out of or resulting from, (i) any inaccuracy in, or breach of, any representation, warranty, covenant or agreement made by Buyer or any VSI Stockholder in this Agreement, (ii) the failure by Buyer or the VSI Stockholders to perform or observe any covenant, agreement or provision to be performed or observed by it or them pursuant to this Agreement, and
         (iii) any claim by a VSI Stockholder involving a breach of the representation contained in Section 5.27.

         9.2  Indemnification Procedure.

              (a) Claims by Indemnified Parties. If any claim for Losses is made by a VSI Indemnified Party against GE Capital or by a Service America Indemnified Party against VSI Stockholders (VSI Indemnified Party or Service America Indemnified Party, as the case may be, an "Indemnified Party"; VSI Stockholders or GE Capital as the context requires, the "Indemnifying Party") for which indemnity may be sought under this Article 9, the Indemnified Party shall deliver to the Indemnifying Party a detailed statement of such claim and all requisite documents pertaining thereto (the "Claim Statement"). Such Claim Statement shall include a good faith estimate of the amount of such claim, which shall not be binding on the parties. The
         Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of 30 days a resolution to the claim. If the Indemnified Party and the Indemnifying Party cannot resolve the claim within 30 days of delivery of the Claim Statement to the Indemnifying Party, then either party may submit the matter to arbitration pursuant to the provisions of Section 11.6. Notwithstanding any provision of
         Section 11.6, the fees and expenses of such arbitration shall be borne by Buyer. The amount of any Loss determined pursuant to this
         Section 9.2(a) or arbitration pursuant to Section 11.6 shall be satisfied in the manner provided for in Section 9.3.

              (b) Third Party Claims. If any Proceeding is brought or any claim is made against an Indemnified Party in respect of which indemnity may be sought under this Article 9 by a Person who is not a party to this Agreement or an Indemnified Party, the Indemnified Party shall promptly give notice of such Proceeding or claim to the Indemnifying Party and Buyer, and Buyer shall assume the defense of such Proceeding or claim (whether or not Buyer is the Indemnified Party) employing counsel selected by the Indemnifying Party and reasonably acceptable to the Buyer and the Indemnified Party. Such counsel shall consult with both Buyer and the Indemnifying Party but, in the event of a difference of opinion, shall follow the instructions of the Indemnifying Party. The Indemnifying Party shall review all fees and expenses of counsel. Buyer shall pay the full expense of defending such Proceeding or claim and any other Losses resulting therefrom. Notwithstanding the foregoing, if a claim is asserted against an Indemnified Party and if, in the good faith judgment of counsel selected by the Indemnifying Party in such matter, there is a defense available to the Indemnified Party that cannot effectively be asserted by common counsel, then Buyer shall, at its option, pay or reimburse the Indemnified Party's costs and expenses incurred in defending such claim by counsel reasonably satisfactory to the Indemnifying Party. No settlement may be entered into without the consent of the Indemnifying Party, but a Proceeding or claim may be settled without the consent of the Indemnified Party if such settlement fully discharges the Indemnified Party from liability to any other party and is for money damages only. The Indemnifying
         Party shall be subrogated to all rights of the Indemnified Party against any third party with respect to any claim for which indemnity was paid. The Indemnifying Party shall be liable for any Losses resulting from such Proceeding or claim in the manner provided in
         Section 9.3(d).

         9.3  Limits on Indemnification.

              (a) The representations and warranties made by Buyer and the VSI Stockholders and Sellers in this Agreement shall survive until the first anniversary of the Closing Date. Upon the expiration of such period, such representations and warranties shall lapse and be of no further force and effect.

              (b) Notwithstanding any provision to the contrary in this Agreement, neither Buyer nor any VSI Stockholder or Seller shall have any right to indemnification for breach of a representation or warranty by the other party if, as a result of the specific disclosure in this Agreement or in a schedule to this Agreement (including, without limitation, the Buyer and VSI Stockholders Disclosure Schedule and Sellers Disclosure Schedule, in each case as supplemented prior to Closing), of the facts underlying such breach, the party seeking indemnification hereunder (whether Buyer, the VSI Stockholders or Sellers) had actual knowledge as of the Closing Date that such representation or warranty was false.

              (c) Notwithstanding any other provision of this Agreement, GE Capital and the VSI Stockholders shall not have any liability under
         Section 9.1, except to the extent that aggregate Losses finally determined to actually have been suffered or incurred by all VSI Indemnified Parties (in the case of GE Capital) or Service America Indemnified Parties (in the case of the VSI Stockholders) under this Agreement (after reducing such Losses as set forth in Section 9.4), exceed Two Million Dollars ($2,000,000) (the "Basket Amount") and, in any case, only to the extent such Losses (as so reduced as set forth in Section 9.4) exceed the Basket Amount; provided, that the Basket Amount for purposes of any Losses (i) subject to Section 7.13(a), arising from any claim made against any Buyer Company as a result of the termination of the employment of Kilfoy with Service America or the purchase, repurchase or redemption of the capital stock of Service America held by Kilfoy (subject to the occurrence of the Closing) shall be $200,000 (after reducing such Losses as set forth in Section 9.4); or (ii) pursuant to Sections 5.27 or 6.27 or under clause (iii) of Section 9.1(a) or clause (iii) of 9.1(b) shall be $200,000 (in each case, after reducing such Losses as set forth in Section 9.4) and, in the case of each of the clauses (i) and (ii) of this Section 9.3(c), only to the extent such Losses (as so reduced as set forth in Section 9.4) exceeds $200,000; and (iii) pursuant to Sections 5.14 or 6.14 shall be $500,000 (after reducing such Losses as set forth in Section 9.4) and to the extent such Losses (as so reduced as set forth in Section 9.4) exceeds $500,000, only to the extent such Losses (as so reduced as set forth in Section 9.4) exceeds $500,000. In any event, the total liability of either GE Capital or the VSI Stockholders, respectively, for Losses under
         Section 9.1(a), calculated after the reductions set forth in Section 9.4, shall not exceed (whether the VSI Stockholders or GE Capital is the Indemnifying Party) an amount of the Buyer Common Stock owned by the VSI Stockholders or GE Capital equal to the amount of Buyer
         Common Stock held by GE Capital or the same amount of Buyer Common Stock held by VSI Stockholders at the completion of the Financing and, if the Financing does not occur, at the Closing Date (after giving effect to consummation of the Contemplated Transactions).

              (d) Notwithstanding any other provision of this Agreement to the contrary, in the event that an amount is due to be paid with respect to indemnification of a Loss by either GE Capital or the VSI
         Stockholders, such amount may, at the election of the Indemnifying Party, be paid in Buyer Common Stock determined as set forth in the following sentence upon resolution of a claim under Section 9.2(a) or after a final judgement or an agreement or settlement under Section 9.2(b). The Indemnifying Party shall transfer to Buyer for cancellation a number of shares of Buyer Common Stock equal to the product of (i) the total number of shares of Buyer Common Stock held by the Indemnifying Party at the Closing Date (after giving effect to the adjustment in Section 2.2(b) and consummation of the Contemplated Transactions) (as adjusted for any stock split, stock dividend, combination or reclassification of Buyer Common Stock), times (2) a fraction, the numerator of which is the amount of the Loss and the denominator of which is Adjusted Contract Value (as referred to in Schedule 2.2) of Service America (in the case GE Capital is the Indemnifying Party) or Buyer (in the case VSI Stockholders are the Indemnifying Party). In the event a claim under this Section 9 remains outstanding at the conclusion of the one-year period described in Section 9.3(a), then the number of shares of Buyer
         Common Stock sufficient to satisfy such claim (as determined by the parties or the arbitrators) shall be placed into escrow pending resolution of the claim or, alternatively, the Indemnifying Party may agree in writing to extend the term during which no transfer of such shares will be allowed pursuant to the Stockholders' Agreement. To the extent that VSI Stockholders are the Indemnifying Party hereunder, all VSI Stockholders agree that the Service America Indemnified
         Parties may resolve any claim hereunder solely with Blackstone regardless of which VSI Stockholders the claim is brought against.

         9.4 Calculation of Damages. The amount of Losses payable by an Indemnifying Party under this Article 9 shall be (a) reduced by any insurance proceeds actually received by the Indemnified Party with respect to the claim for which indemnification is sought, net of retrospective premium adjustments and similar charges and (b) reduced by the net amount of any tax benefits actually realized by the Indemnified Party to the extent the claim for which indemnification is sought gives rise to a deductible loss or expense.

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

10.      MINORITY STOCKHOLDERS.

         Buyer acknowledges that an aggregate of 41,100 shares of Service America Common Stock have been issued to the employees of Service America listed on Schedule 6.2(a) (such employees and/or their transferees, other than Buyer, and its Affiliates, the "Minority Stockholders") pursuant to the Service America Corporation 1997 Stock Plan. As soon as practicable after execution of this Agreement, Buyer and Service America shall engage Kaye, Scholer, Fierman, Hays and Handler, LLP to prepare and distribute as soon as reasonably practicable an Offering Memorandum with the cooperation and assistance of Buyer and the other parties hereto, including, but not limited to, the provision by Buyer to Sellers of information pertaining to the business and operations of the Buyer Companies and a description of the Contemplated Transactions. Pursuant to such Offering Memorandum Buyer shall offer to exchange the shares of Service America Common Stock held by such Minority Stockholders for the same per share consideration to be received by Sellers under Section 2. Buyer shall purchase from each Minority Stockholder who elects to exchange such shares within 30 days from the date of delivery of the Offering Memorandum and who also delivers within such time the shares of Service America Common Stock owned by him or her. As and to the extent any Minority Stockholder does not exchange his shares of Service America Common Stock, Buyer shall have sole responsibility for providing the same consideration in the exchange or payment of cash consideration to such Minority Stockholder. Buyer covenants to reserve for issuance the shares allocated to Minority Stockholders under Section 2.2 to fulfill its obligations hereunder. It shall be a condition to the exchange that a Minority Stockholder execute the Stockholders' Agreement (or, if an LLC (as hereinafter defined) is adopted under Section 11.11, the governing document therefor).

11.      GENERAL PROVISIONS.

         11.1 Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees and expenses arising in connection with this Agreement or the Contemplated Transactions that are (a) incurred by Sellers or Service America shall be borne by Service America and (b) incurred by VSI Stockholders or Buyer shall be borne by Buyer, in each case regardless of whether the Contemplated Transactions are consummated. On the Closing Date, Service America shall pay a mergers and acquisition fee of $1.6 million to Impala Partners and Buyer will pay an advisory fee of $2.4 million to The Blackstone Group L.P. Service America shall pay one-half and Buyer will pay one-half of the HSR Act filing fees.

         11.2 Public Disclosure or Communications. Between the date of this Agreement and the Closing Date, except to the extent provided in this Agreement,
(a) neither the Buyer Companies, and the VSI Stockholders, on the one hand, or Sellers and the Service America Companies, on the other hand, shall issue any press release or public announcement of any kind concerning the Contemplated Transactions without the prior written consent of the other, (b) the Buyer Companies and the VSI Stockholders, on the one hand, and Sellers and the Service America Companies, on the other hand, shall not, and shall not permit their respective Representatives to, communicate with Customers, suppliers or employees of Buyer or employees of Service America, as the case may be, with respect to the Contemplated Transactions or the business of the Service America Companies or the Buyer Companies, as the case may be, without the prior written consent of the other party, and

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

(c) Buyer and the VSI Stockholders shall not communicate with any Governmental Body with respect to the Service America Companies or Sellers, and Sellers shall not communicate with any Governmental Body with regard to the Buyer Companies or the VSI Stockholders, or the Contemplated Transactions without the prior written consent of the other.

         11.3 Confidentiality. Between the date of this Agreement and the Closing Date, or if the Closing shall not occur, each party shall hold, in confidence, and not use to the detriment of the other party, all documents and any written, oral or other information furnished to such party by the other party or its respective Representatives in confidence in connection with this Agreement and the Contemplated Transactions and will not release or disclose such information to any other Person, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions or (c) the furnishing or use of such information is required by legal Proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Notwithstanding anything to the contrary contained herein, unless and until the Closing Date, the provisions of the Confidentiality Agreements will remain in full force and effect, except as specifically amended by the foregoing.

         11.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or regular United States mail in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties)
         VSI Stockholders:

                           c/o The Blackstone Group
                           345 Park Avenue
                           31st Floor
                           New York, New York   10154
                           Attention:  Howard A. Lipson
                           Telecopier No.:  (212) 754-8712

                  with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  Wilson S. Neely, Esq.
                           Telecopier No.:  (212) 455-2502

      Sellers:

            Service America Corporation
            300 First Stamford Place
            Stamford, Connecticut  06904
            Attention:  John T. Dee and Janet L. Steinmayer, Esq.
            Telecopier No.:  (203) 975-5928

            and

            General Electric Capital Corporation
            201 High Ridge Road
            Stamford, Connecticut   06927
            Attention:  Counsel - Commercial Finance
            Telecopier No.:  (203) 316-7895

      with a copy to:

            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York  10022
            Attention:  Joseph D. Hansen, Esq.
            Telecopier No.:  (212) 836-7149

       Buyer:

            VSI Acquisition II Corporation
            201 East Broad Street
            Spartanburg, South Carolina  29306
            Attention:  General Counsel
            Telecopier No.: (864) 598-8694

      with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York  10017
            Attention:  Wilson S. Neely, Esq.
            Telecopier No.:  (212) 455-2502

         11.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

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

         11.6 Arbitration; Exclusive Remedy. Any and all disputes between the parties that arise out of or relate to this Agreement or any other agreement between the parties entered into in connection herewith or the Contemplated Transactions, and which cannot be amicably settled shall be determined solely and exclusively by arbitration administered by the American Arbitration Association ("AAA") under its commercial arbitration rules for such disputes in its office in New York, New York. The sole remedies available in such arbitration shall be those provided in Section 9. The parties expressly, unconditionally and irrevocably waive any right to rescission, repudiation or similar remedy in any Proceeding hereunder. Within 60 days of receipt by one party of a demand for arbitration, the arbitration panel (the "Panel") shall be formed. Such Panel shall consist of three arbitrators, one to be appointed by GE Capital, one to be appointed by Blackstone and the third to be appointed by the first two or, in the event of the failure to agree within 30 days, by the President of the AAA. A decision of the majority of the arbitrators shall be final and binding on the parties and judgment rendered by the Panel may be entered in any court having jurisdiction thereof. The fees and expenses of the arbitrators selected by each party shall be borne by such party and the fees and expenses of the third arbitrator shall be shared equally by Blackstone and GE Capital.

         11.7 Amendment and Waiver. This Agreement may be amended at any time only by a written instrument executed by Buyer, VSI Stockholders and Sellers. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.8 Entire Agreement. This Agreement, including all schedules and exhibits hereto, contain, and are intended as, a complete statement of all of the terms and the arrangements between the parties with respect to the matters provided for herein, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally; provided, that the Confidentiality Agreements will remain in full force and effect to the extent provided herein. Neither party makes, and each party hereby expressly disclaims reliance upon, any representations or warranties with respect to the Contemplated Transactions other than those set forth herein. Buyer acknowledges and agrees that a Seller shall not be liable for a breach or violation by another Seller of its obligations not to compete with Buyer that are set forth in an Employment Agreement.

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

         11.9  Schedules.

         (a) Disclosures included on any Disclosure Schedules delivered pursuant to this Agreement shall be considered to be made for all purposes under this Agreement (provided that any updates to such Schedules made pursuant to Section
7.3 shall not be effective to satisfy Closing conditions but shall be fully effective supplements for all purposes of this Agreement after the Closing).

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules of the respective parties (other than an exception expressly set forth as such in the respective Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         11.10 Governing Law. This Agreement shall be governed by, and construed in accordance with the law of the State of New York applicable to agreements made and to be performed therein without regard to conflicts of laws principles.

         11.11 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as provided in Section 7.6, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. Notwithstanding the foregoing, each Seller shall have the right to assign all of its rights and obligations hereunder to a limited liability company of which GE Capital will be the sole managing member (the "LLC") at or after the Closing and the other parties hereto consent to such assignment. GE Capital shall (or shall cause the LLC to) advance the amount necessary for the other Sellers hereunder to pay income tax on the Contemplated Transaction to the extent that the Sellers do not obtain sufficient proceeds (from the Financing or otherwise) from the sale of the Buyer Common Stock by the time such taxes are due (and such advance shall be repaid with the first proceeds due to such Sellers from any such Financing or otherwise).

         11.12 Paoletti. The parties hereto understand that Paoletti must make an informed investment decision prior to agreeing to exchange his Service America Capital pursuant to the terms hereof. Accordingly, he may execute this Agreement at a subsequent date after he has had the requisite time to evaluate an investment in Buyer.

         11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


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

         11.14 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                        VSI ACQUISITION II CORPORATION


                        By: /s/ Lawrence A. Hatch
                            -------------------------------
                            Name: Lawrence A. Hatch
                            Title: Chairman and CEO

                        BCP VOLUME L.P.

                        By: Blackstone Capital Partners II
                            Merchant Banking Fund L.P.

                        By: Blackstone Management
                            Associates II L.L.C.,
                            as General Partner

                        By: /s/ David Blitzer
                            ---------------------------------
                            Name: David Blitzer
                            Title: Attorney-in-Fact

                        BCP OFFSHORE VOLUME L.P.

                        By: Blackstone Offshore Capital
                            Partners II L.P.

                        By: Blackstone Management
                            Associates II L.L.C.,
                            as General Partner


                        By: /s/ David Blitzer
                            ----------------------------------
                            Name: David Blitzer
                            Title: Attorney-in-Fact

                        By: Blackstone Service (Cayman) LDC
                            as Administrative General Partner


                        By: /s/ David Blitzer
                            -----------------------------------
                            Name: David Blitzer
                            Title: Attorney-in-Fact


                        VSI MANAGEMENT DIRECT L.P.

By: VSI Management I L.L.C.


                        By: /s/ Larry A. Hatch
                            --------------------------
                                Larry A. Hatch,
                                as Managing Member

                        By: Blackstone Management Associates II
                            L.L.C., as Managing Member


                        By: /s/ David Blitzer
                            --------------------------
                                David Blitzer
                                as Attorney-in-Fact

                        GENERAL ELECTRIC CAPITAL CORPORATION


                        By: /s/ Peter C. Keenoy
                            ---------------------------------
                            Name: Peter C. Keenoy
                            Title: Duly Authorized Signatory


                        DEE FAMILY LIMITED PARTNERSHIP



                        By: /s/ John T. Dee
                            ---------------------------------
                            Name: John Dee
                            Title: General Partner


                            /s/ John T. Dee
                        -------------------------------------
                                 John T. Dee


                            /s/ Michael J. Higgins
                        -------------------------------------
                                Michael J. Higgins


                            /s/ Robert Paoletti
                          -------------------------------------
                                 Robert Paoletti



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